Exhibit 4.60

Note Purchase Agreement

Vast Intermediate HoldCo Pty Ltd (ACN 671 982 666)

Vast Renewables Limited (ACN 136 258 574)

EDF Australia Pacific Pty Ltd (ACN 664 931 079)

Contents			Page

1	Definitions and Interpretation		1

	1.1	Definitions	1

	1.2	Interpretation	7

2	Purchase and Sale of the Promissory Note		8

	2.1	Conditional on Merger and other conditions to Closing	9

	2.2	Sale and Issuance of the Promissory Note	10

	2.3	Closing; Deliverables	10

	2.4	Backstop arrangements	12

	2.5	KYC and compliance checks	12

3	Representations and Warranties of HoldCo		12

	3.1	Representations and warranties	12

	3.2	Reliance by the Purchaser	16

	3.3	No reliance on the Purchaser	15

4	Representations and Warranties of Vast Parent		16

	4.1	Representations and warranties	16

	4.2	Reliance by the Purchaser	18

	4.3	No reliance on the Purchaser	18

5	Representations and Warranties of the Purchaser		18

	5.1	Representations and warranties	18

	5.2	Reliance by Company Parties	20

6	Conditions of the Obligations of the Purchaser at the Closing		20

7	Conditions of Company Parties’ Obligations at the Closing		22

8	Right to Exchange Promissory Note for Exchange Shares		23

9	New Investments		25

10	Negative Covenants		26

11	General undertakings		31

12	Compliance		31

13	Dispute Resolution		31

14	Further Assurances		32

15	Miscellaneous		32

	15.1	Amendment	32

	15.2	Notices	32

	15.3	Costs and expenses	33

	15.4	Counterparts	33

	15.5	Governing law and jurisdiction	33

	15.6	Invalidity and severance	33

	15.7	Assignment, novation and other dealings	34

	15.8	Waiver	34

	15.9	Survival and merger	34

	15.10	Return of Escrow Funds	34

	15.11	Entire agreement	34

Execution page			35

Schedule 1	Pre-Closing Restructure		37
			38
Schedule 2	Promissory Note

Date:

Parties

1	Vast Intermediate HoldCo Pty Ltd (ACN 671 982 666) an Australian proprietary company limited by shares of 226-230 Liverpool Street Darlinghurst NSW 2010, Australia (HoldCo)

2	Vast Renewables Limited (ACN 136 258 574) of 226-230 Liverpool Street Darlinghurst NSW 2010, Australia (Vast Parent)

3	EDF Australia Pacific Pty Ltd (ACN 664 931 079) of Level 26, 530 Collins St, Melbourne VIC 3000 (the Purchaser)

Background

A	Vast Parent has agreed to undertake the Merger and Listing (together, the Transaction) under the terms of the Business Combination Agreement.

B	HoldCo is a wholly owned Subsidiary of Vast Parent (HoldCo and Vast Parent together are the Company Parties).

C	In connection with the Transaction, the Purchaser agrees to purchase from HoldCo a Promissory Note with an aggregate principal amount of the Promissory Note Purchase Price, and HoldCo agrees to issue and sell to the Purchaser the Promissory Note in consideration of such payment, on the terms of this Agreement.

D	Contemporaneously with this Agreement, each of the following will occur: (i) Vast Parent and the Purchaser will enter into a development agreement (in a form and on terms acceptable to and agreed by the Purchaser) in relation to the co-development of CSP Projects (the Development Agreement) and (ii) Vast Parent and the Purchaser will enter into a parent company guarantee (in a form and on terms acceptable to and agreed by the Purchaser) under which Vast Parent guarantees the obligations of HoldCo under each of this Agreement and the Development Agreement (Parent Company Guarantee).

The parties agree

1	Definitions and Interpretation

1.1	Definitions

As used in this Agreement, the following terms have the following meanings.

Additional Investment means the aggregate of the dollar value of any capital that Vast Parent has binding commitments to receive from any party other than a Restricted Party in exchange for debt or equity securities issued by Vast Parent (provided that CT Investments is not a Restricted Party for these purposes solely in respect of any amount in excess of the amount of the Canberra Funding Baseline) in connection with the Transaction which will be received on the Closing Date.

AgCentral means AgCentral Energy Pty Ltd (ACN 665 472 711).

Airbus means Airbus SE or a Subsidiary of Airbus.

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Australian Projects HoldCo means Vast Australia HoldCo Pty Ltd (ACN 672 008 972).

Authorisation means:

(a)	an approval, authorisation, consent, declaration, exemption, licence, notarisation, permit or waiver, however it is described, and including any condition attaching to it; and

(b)	in relation to anything that would be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

Backstop Agreement means that certain Backstop Agreement, dated as of 19 October 2023, by and between Vast Parent and Nabors Lux 2 as amended by the Amendment to Backstop Agreement dated on or around the date of this Agreement which provides that Nabors Lux 2 will subscribe for Vast Shares at US$10.20 per Vast Share for an aggregate subscription amount equal to (i) US$10,000,000; (ii) less the Additional Investment; (iii) plus the Trust Balance (such aggregate subscription amount being the Backstop Subscription Amount).

Backstop Loan Agreement means that certain Loan Agreement dated on or around the date of this Agreement (in a form and on terms approved in writing by the Purchaser prior to the Closing Date, acting reasonably) by and between Vast Parent and Nabors Lux 2 for the advance of US$5,000,000 (or if the Additional Investments and the Trust Balance exceeds US$10,000,000 the advance will be reduced by the excess over US$10,000,000) that is non -interest bearing and for a term of no more than five years.

Business Combination Agreement means the Business Combination Agreement dated 14 February 2023 between, among others, Vast Parent and NETC, as amended on 19 October 2023, and as it may be hereafter modified, supplemented or amended.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales or Victoria.

Business IPR has the meaning given to that term in clause 3.1(n).

Canberra Funding Baseline means the maximum dollar amount that CT Investments is required to pay as its subscription amount in subscription for Vast Shares under the Canberra Equity Subscription Agreement, which amount is not less than US$4,850,000 (being reduced from US$5,000,000 to account for fees payable pursuant to the Canberra Equity Subscription Agreement).

Canberra Equity Subscription Agreement means the equity subscription agreement between Vast Parent and CT Investments dated 18 September 2023.

Closing has the meaning given to that term in clause 2.3(b).

Closing Date has the meaning given to that term in clause 2.3(b).

Control has the meaning given in section 50AA of the Corporations Act, provided that, in addition, an entity will control a second entity if it directly or indirectly:

(a)	owns more than 50% of the voting rights or voting shares, units or other securities or equity or other ownership interests of the second entity; or

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(b)	has the power to appoint the majority of the members of the board of directors (or of any similar or equivalent governing or managing body) of the second entity or to manage on a discretionary basis the assets of the second entity.

Corporations Act means the Corporations Act 2001 (Cth).

CSP means concentrated solar thermal power.

CSP Projects means projects which are:

(a)	standalone CSP projects;

(b)	projects that are a hybrid between CSP and another form of renewable technology;

(c)	green fuels projects for which CSP is part of the primary energy source; or

(d)	process heat and desalination projects requiring CSP,

in each case in Australia subject to clause 3.1(b) of the Development Agreement and excluding any project where Vast Parent supplies CSP Technology solely as an original equipment manufacturer for that project.

CSP Technology means the concentrated solar thermal power generation and storage technology developed by Vast Parent.

CT Investments means CT Investments Group Pty Limited.

Development Agreement has the meaning given in the Background section of this Agreement.

Distribution means, in respect of an entity, any dividend, charge, interest, fee, payment or other distribution (whether in cash or kind) or redemption, repurchase, defeasance, retirement or repayment (whether by way of set off, counterclaim or otherwise) to the holder(s) of any share capital of or other securities or equity or ownership interests in that entity or its Related Bodies Corporate, including any reduction or buy back or redemption or conversion of share capital or securities or other equity or ownership interests and any payment in the nature of interest or dividend or distribution or repayment of loans.

Due Amount has the meaning given to it in the Promissory Note.

Exchange Condition means the Purchaser has invested at least US$20,000,000 in the project entity of a CSP Project.

Exchange Shares means the Vast Shares issuable upon exchange of the Promissory Note under this Agreement.

Financial Indebtedness means any indebtedness in respect of moneys borrowed or raised or any financial accommodation including, without limitation, under or in respect of any:

(a)	loan, note, bond, debenture, or similar instrument;

(b)	credit, acceptance, endorsement, or discounting arrangement; or

(c)	guarantee or indemnity or facility in respect of any moneys borrowed or raised or any financial accommodation.

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Government Agency means any government or governmental or semi-governmental, administrative, monetary, fiscal or judicial body, department, commission, funding or grant administrator, government-owned financier, authority, tribunal, agency or entity in any part of the world.

Group means HoldCo and each of its Subsidiaries from time to time.

Group Member means a member of the Group.

Guarantee means any guarantee, suretyship, letter of credit, letter of comfort or any other obligation:

(a)	to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)	to indemnify any person against the consequences of default in the payment of; or

(c)	to be responsible for, any indebtedness of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person.

indebtedness includes any obligation or liability (whether incurred as principal or as surety or otherwise) for the payment or repayment of money, whether present or future, actual or contingent.

Intellectual Property Rights has the meaning given in the Development Agreement.

Interest Period means, in respect of the Promissory Note, each of the following periods:

(a)	the period commencing on the date that the Promissory Note is created and issued and ending on the next occurring quarter end, being 31 March, 30 June, 30 September or 31 December;

(b)	each quarter (ending on the next occurring quarter end, being 31 March, 30 June, 30 September or 31 December), with the first such quarter commencing on the day after the end of the period referred to in paragraph (a) and the final such quarter ending on the quarter end (being 31 March, 30 June, 30 September or 31 December) immediately prior to the period referred to in paragraph (c); and

(c)	in respect of the quarter in which the Maturity Date occurs, the period commencing on the first day of such quarter and ending on the Maturity Date.

Interest Capitalisation Date means the last day of an Interest Period.

Listing means the listing of the ordinary shares of Vast Parent on a national United States securities exchange in connection with the Merger.

Material Adverse Effect means any event or circumstance which (after taking account of all relevant mitigating factors or circumstances) has a material adverse effect on:

(a)	the ability of a Company Party to perform its obligations under this Agreement or the Promissory Note;

(b)	the consolidated business, assets, liabilities or financial, operational or performance of the Group (taken as a whole); or

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(c)	the validity or enforceability of the whole or any material part of, or the rights and remedies of the Purchaser under, this Agreement or the Promissory Note.

Maturity Date has the meaning given in each Promissory Note.

Merger means Vast Parent’s proposed business combination with NETC as contemplated under the Business Combination Agreement.

MFN Terms has the meaning given in clause 9(a).

Nabors means Nabors Corporate Services Inc.

Nabors Funding Arrangements means any of the agreements, documents or other instruments entered into between Vast Parent or any of its Related Body Corporate (on the one hand) and Nabors Lux 2 or any of its related entities (on the other hand) in connection with providing additional funding to Vast Parent or any of its Related Body Corporate, the governance arrangements of Vast Parent or any of its Related Body Corporate, or any other arrangements between the foregoing parties which will continue after Closing, including, but not limited to, the Backstop Agreement and the Backstop Loan Agreement.

Nabors Lux 2 means Nabors Lux 2 S.a.r.l.

NETC means Nabors Energy Transition Corp., a Delaware corporation.

NETC Stockholder Approval means approval of the Merger in accordance with NETC’s governing documents by the stockholders of NETC.

Ordinary course of business or ordinary course of business activities means the business of the Group as it is conducted as at the date of this Agreement (the Existing Business) and such other business which is:

(a)	ancillary or incidental to the Existing Business; and

(b)	contemplated by the annual business plan of the Group.

PPSA means the Personal Property Securities Act 2009 (Cth).

Permitted Acquisition means any acquisition of a business or the shares in a business or entity as permitted in clauses 10(o)(i) to 10(o)(iii) (Negative Covenants) (inclusive).

Permitted Disposal means any dispositions of property permitted in clauses 10(b)(i) to 10(b)(ix) (Negative Covenants) (inclusive).

Permitted Financial Accommodation means any financial accommodation as permitted in clauses 10(i)(i) to 10(i)(iii) (Negative Covenants) (inclusive).

Permitted Financial Indebtedness means Financial Indebtedness as permitted in clauses 10(h)(i) to 10(h)(x) (Negative Covenants) (inclusive).

Permitted Guarantee means any Guarantee as permitted in clauses 10(g)(i) to 10(g)(viii) (Negative Covenants) (inclusive).

Permitted Security Interest means any Security Interest as permitted in paragraphs 10(f)(i) to 10(f)(vii) (Negative Covenants) (inclusive).

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Pre-Closing Restructure means the proposed restructure of Vast Parent’s Subsidiaries as outlined in Schedule 1 which will occur before or concurrently with Closing.

Project Documents means any agreement, document or other instrument entered into between by HoldCo, Vast Parent or any of its Related Bodies Corporate in relation to the development of the CSP Projects as contemplated in the Development Agreement.

Promissory Note means a promissory note, in the form of Schedule 2 attached hereto (or such other form as is agreed in writing by the Purchaser it its absolute discretion), created and issued pursuant to this Agreement.

Promissory Note Exchange Rate means, in respect of a payment under this Agreement or the Promissory Note, the USD:EUR exchange rate as published on Bloomberg (or, if Bloomberg ceases to exist, on any successor or replacement information service agreed by the Purchaser and Vast Parent, each acting reasonably and in good faith) on the due date for payment.

Promissory Note Purchase Price means an amount (denominated in US dollars and rounded down to the nearest dollar) equal to EURO 10,000,000 converted into US dollars at the Promissory Note Exchange Rate on the Closing Date.

Qantas means Qantas Airways Limited or a Subsidiary of Qantas Airways Limited.

Redemption Rights has the meaning given in the Business Combination Agreement.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Related Party has the meaning given to it in the Corporations Act, but on the basis that all references to a public company are references to any body corporate, corporation, trust or other entity or person.

Reorganisation Event has the meaning given in clause 8(d).

Restricted Party means each of Nabors Lux 2, AgCentral, EDF and CT Investments.

SEC has the meaning given in clause 5.1(e)(ii).

Securities Act means the U.S. Securities Act of 1933, as amended.

Security Interest means a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including any “security interest” as defined in sections 12(1) or (2) of the PPSA.

Sponsor Equity Subscription Agreements means subscription agreements between Vast Parent and each Sponsor to subscribe for Vast Shares at a price per share of US$10.20 for an aggregate amount of not less than US$17,500,000.

Sponsor NPA means the documentation dated:

(a)	14 February 2023 under which the Sponsors agreed to subscribe for and purchase US$10,000,000 (together and in aggregate) of convertible notes issued by Vast Parent which are convertible into Vast Shares at a conversion price per share of US$10.20; and

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(b)	19 October 2023 under which Nabors Lux 2 agreed to subscribe for and purchase US$2,500,000 of convertible notes issued by Vast Parent which are convertible into Vast Shares at a conversion price per share of US$10.20.

Sponsor Subscription means the aggregate amount which the Sponsors have committed to pay Vast Parent as consideration for Vast Shares (at a price per share of US$10.20) under the Sponsor Equity Subscription Agreements.

Sponsors means each of Nabors Lux 2 and AgCentral.

Sunset Date has the meaning given in clause 2.1(c)(i).

Strategic Equity Investors means:

(a)	CT Investments;

(b)	any investors (other than the Sponsors) that have agreed to subscribe for Vast Shares at a purchase price of US$10.20 per Vast Share in connection with the Transaction; and

(c)	any investors in NETC that have entered into non-redemption agreements (or other ancillary agreements thereto) with respect to shares in NETC.

New Strategic Commitments has the meaning given in clause 9(d).

Subsidiary has the meaning given to that term in the Corporations Act, but on the basis that a trust or other entity may be a subsidiary (and an entity may be a subsidiary of a trust or other entity) if it would have been a “subsidiary” under the meaning given to that term in the Corporations Act if that trust or other entity were a body corporate or corporation (and, for these purposes, a unit or other beneficial, equity or ownership interest in a trust or other entity is to be regarded as a share).

Trading Day means a Business Day in which ordinary shares of Vast Parent are trading on the NASDAQ Capital Market or NASDAQ Global Market or other recognised securities exchange.

Transaction means the Merger and the Listing (together).

Trust Account has the meaning given in the Business Combination Agreement.

Trust Balance means the aggregate amount of cash in the Trust Account after giving effect to the Redemption Rights of NETC stockholders, but excluding from such amount any cash that represents the Canberra Funding Baseline if CT Investments invests through a non-redemption agreement.

U.S. Projects HoldCo means an U.S. company to be incorporated before Closing.

Vast Shares means fully paid ordinary shares in the capital of Vast Parent.

1.2	Interpretation

In this Agreement the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

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(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words 'such as‘, 'including‘, 'particularly' and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:

(g)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(h)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

(i)	a party includes its successors and permitted assigns;

(j)	a document includes all amendments or supplements to that document;

(k)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this Agreement;

(l)	this Agreement includes all schedules and attachments to it;

(m)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity or a rule of an applicable financial market on which a party’s securities are listed and is a reference to that law as amended, consolidated or replaced;

(n)	an agreement other than this Agreement includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and

(o)	a monetary amount is in US dollars unless otherwise indicated;

(p)	an agreement on the part of two or more Company Parties binds them jointly and severally;

(q)	subject to (g), an agreement on the part of two or more parties binds them severally;

(r)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(s)	in determining the time of day, where relevant to this deed, the relevant time of day is:

(t)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(u)	for any other purpose under this deed, the time of day in the place where the party required to perform an obligation is located; and;

(v)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.

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2	Purchase and Sale of the Promissory Note

2.1	Conditional on Merger and other conditions to Closing

(a)	The issue and sale and purchase of the Promissory Note under this Agreement is conditional upon the substantially concurrent (within 5 Business Days) consummation of the transactions contemplated by the Business Combination Agreement.

(b)	If:

(i)	the Business Combination Agreement or the Merger is terminated prior to the Closing occurring in accordance with this Agreement; or

(ii)	completion of the Merger does not occur immediately following the Closing,

or

then (without limiting, and without prejudice to, any other right or remedy the Purchaser or HoldCo may have as a consequence):

(iii)	where clause 2.1(b)(i) applies, this Agreement will automatically and immediately terminate upon termination of the Business Combination Agreement or the Merger (as applicable); or

(iv)	where clause 2.1(b)(ii) applies, HoldCo must immediately pay to the Purchaser an amount equal to the aggregate principal amount of the Promissory Note (together with all accrued interest in respect of the Promissory Note as at the date of payment by HoldCo) and the Purchaser will immediately cease to have any obligation or liability under or in connection with this Agreement or the Promissory Note.

(c)	If:

(i)	NETC Stockholder Approval has not been obtained by 31 March 2024 (Sunset Date); or

(ii)	the condition set out in clause 6(i) or 7(j) is not satisfied (and has not been waived in accordance with clause 6 or 7, as applicable) on the Sunset Date,

then (without limiting, and without prejudice to, any other right or remedy a party may have as a consequence) any party may at any time before Closing terminate this Agreement by giving written notice to each other party (which termination will take effect immediately upon such written notice being given to each other party).

(d)	If:

(i)	HoldCo or Vast Parent does not comply with its obligations under or pursuant to clause 2.3(b)(i) or clause 6; or

(ii)	any of the conditions set out in any of clauses 6(a), 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 6(j), 6(k), 7(c), 7(d), 7(e), 7(f), 7(g), 7(h) or 7(k) is not satisfied (and has not been waived in accordance with clause 6 or 7, as applicable) by the Sunset Date,

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then (without limiting, and without prejudice to, any other right or remedy the Purchaser may have as a consequence) the Purchaser may at any time before Closing terminate this Agreement by giving written notice to the Company Parties (which termination will take effect immediately upon such written notice being given to the Company Parties).

(e)	If:

(i)	the Purchaser does not comply with its obligations under or pursuant to clause 2.3(b)(ii) or clause 7; or

(ii)	any of the conditions set out in any of clauses 7(a), 7(b) or 7(i) is not satisfied (and has not been waived in accordance with clause 7) on the Sunset Date,

then (without limiting, and without prejudice to, any other right or remedy the Company Parties may have as a consequence) the Company Parties may at any time before Closing terminate this Agreement by giving written notice to the Purchaser (which termination will take effect immediately upon such written notice being given to the Purchaser).

(f)	If this Agreement is terminated under any of clause 2.1(b)(iii), 2.1(c), 2.1(d) or 2.1(e) then:

(i)	all rights and obligations under this Agreement other than:

(A)	rights and obligations expressed in this clause 2.1, clause 13 (Dispute Resolution) and clause 15 (Miscellaneous);

(B)	rights and obligations in any clause which is expressed to survive termination of this Agreement; and

(C)	rights and obligations that accrue before the termination,

terminate on termination of this Agreement under clause 2.1(b)(iii), 2.1(c), 2.1(d) or 2.1(e) (as applicable); and

(ii)	the Company Parties must immediately return and repay to the Purchaser any amount paid or provided by the Purchaser to or on behalf of or at the direction of the Company Parties under or in connection with this Agreement.

2.2	Sale and Issuance of the Promissory Note

On the terms and subject to the conditions of this Agreement, at the Closing, HoldCo agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from HoldCo, a Promissory Note, in an aggregate principal amount of the Promissory Note Purchase Price. The purchase price of the Promissory Note is equal to 100% of the aggregate principal amount of the Promissory Note.

2.3	Closing; Deliverables

(a)	The closing of the issuance and sale and purchase of the Promissory Note (the Closing, and the date of the Closing, the Closing Date) will take place remotely via the exchange of documents and signatures on the same date which date shall, subject to the remainder of this clause 2.3(a), not be before the first (1st) Business Day on or after the date on which NETC Stockholder Approval was obtained and shall not be more than 5 Business Days prior to the completion of the Merger, provided always that the Closing Date must not occur earlier than the first (1st) Business Day on which each the conditions set out in clauses 6 and 7 has been satisfied in accordance with those clauses (or waived in accordance with clause 6 or 7, as applicable).

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(b)	At the Closing:

(i)	HoldCo must deliver to the Purchaser (unless the Purchaser and the Company Parties agree otherwise in writing):

(A)	evidence to the Purchaser’s reasonable satisfaction that (i) Nabors Lux 2 and AgCentral have entered into the Sponsor Equity Subscription Agreements and (ii) Nabors Lux 2 and AgCentral have paid, or will concurrently with Closing pay, to Vast Parent the Sponsor Subscription under and in accordance with the Sponsor Equity Subscription Agreements;

(B)	evidence to the Purchaser’s reasonable satisfaction that either (i) CT Investments has paid, or will concurrently with Closing pay, to Vast Parent an amount equal to the Canberra Funding Baseline as consideration for Vast Shares or (ii) CT Investments has entered into and completed its acquisition of NETC shares under binding commitments with NETC stockholders under which it has acquired a minimum number of NETC shares which is equal to the value of the Canberra Funding Baseline and an amount equal to the Canberra Funding Baseline which represents the acquisition price for those NETC shares under such binding commitments is available in the Trust Account on Closing;

(C)	evidence to the Purchaser’s reasonable satisfaction that Nabors Lux 2 has subscribed for the applicable amount of Vast Shares it is required to purchase pursuant to the Backstop Agreement in the amount of the Backstop Subscription Amount with such Backstop Subscription Amount being due and payable by Nabors Lux 2 to Vast Parent by 9 January 2024;

(D)	evidence to the Purchaser’s reasonable satisfaction that Nabors Lux 2 and Vast Parent have entered into the Backstop Loan Agreement, and the Backstop Loan Agreement is in full force and effect and no step has been taken or decision made or notice given to terminate the Backstop Loan Agreement;

(E)	evidence to the Purchaser’s reasonable satisfaction that there is no Additional Investment or that all Additional Investment has been paid to and received by Vast Parent, or will concurrently with Closing be paid to and received by Vast Parent, under and in accordance with the binding commitments entered into by Vast Parent in respect of the Additional Investment;

(F)	evidence to the Purchaser’s reasonable satisfaction that any other Financial Indebtedness of HoldCo (including all intercompany or intra-group indebtedness) has been subordinated to the Promissory Note;

(G)	the Promissory Note, in an aggregate principal amount of the Promissory Note Purchase Price, duly executed by HoldCo and registered in the name of the Purchaser; and

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(H)	the Parent Company Guarantee, duly executed by Vast Parent and otherwise in a form and on terms satisfactory to the Purchaser; and

(ii)	conditional upon HoldCo having performed in full its obligations under clause 2.3(b)(i), the Purchaser must pay to HoldCo by wire transfer of immediately available funds, the Promissory Note Purchase Price.

2.4	Backstop arrangements

Each Company Party must procure that:

(a)	the Backstop Subscription Amount has been paid by Nabors Lux 2 to Vast Parent and received by Vast Parent in immediately available funds by 9 January 2024;

(b)	the Backstop Loan Agreement (as may be repaid from time to time in accordance with clause 9(d)) remains in full force and effect on the terms of the Backstop Loan Agreement (in the form and on the terms of the Backstop Loan Agreement approved in writing by the Purchaser prior to the Closing Date or such other form and terms which are (in advance of them being entered into by the parties to the Backstop Loan Agreement) approved in writing by the Purchaser after Closing), on and from the Closing Date up to the date that is 5 years after the Closing Date; and

(c)	any undrawn amount under the Backstop Loan Agreement is immediately available to be called by and will be promptly paid by Nabors Lux 2 to Vast Parent and received by Vast Parent under the Backstop Loan Agreement, on and from the Closing Date up to the earlier of the date that is 5 years after the Closing Date and the date on which all amounts to be provided under the Backstop Loan Agreement have been fully drawn by Vast Parent.

The parties acknowledge and agree that this clause 2.4 is a material provision of this Agreement. The failure to remedy a breach of this clause 2.4 within the time period specified in clause 7(b) of the Promissory Note will be an Event of Default.

2.5	KYC and compliance checks

The parties will co-operate and work together in good faith to enable the Purchaser to undertake and complete its KYC and compliance checks with respect to the Group Members to its reasonable satisfaction prior to the Closing Date and to seek to resolve any issues identified by the Purchaser pursuant to those checks.

3	Representations and Warranties of HoldCo

3.1	Representations and warranties

HoldCo hereby represents and warrants to the Purchaser, on and as of each of (i) the date of this Agreement, (ii) the Closing, (iii) each Interest Capitalisation Date and (iv) each Exchange Date (as defined in the Promissory Note) (except to the extent that a statement is expressed to be given on a particular date, in which case it is represented and warranted on and as of that date only), that each of the following statements is true, complete and accurate:

(a)	(Organization; Status) HoldCo is a corporation registered and validly existing under the Corporations Act and is Controlled by Vast Parent and on the Closing Date is a wholly owned Subsidiary of Vast Parent.

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(b)	(Corporate Power) HoldCo has the full legal capacity and corporate power and authority to own its assets and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement and the Promissory Note.

(c)	(Authorization)

(i)	All action necessary for the authorisation, execution and delivery of this Agreement by HoldCo, the authorisation, sale, issuance and delivery of the Promissory Note and the performance of all of HoldCo’s obligations under this Agreement and the Promissory Note has been taken or will be taken prior to the Closing.

(ii)	This Agreement and the Promissory Note constitute legal, valid and binding obligations of HoldCo, enforceable in accordance with their terms, except as limited by:

(A)	laws of general application relating to bankruptcy, insolvency and the relief of debtors; and

(B)	law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

(d)	(No Conflict) Assuming the accuracy of the representations and warranties given by the Purchaser in clause 5.1, the execution and delivery of this Agreement by HoldCo, the performance by HoldCo of its obligations pursuant to this Agreement and the issuance and sale of the Promissory Note pursuant to this Agreement and the performance by HoldCo of its obligations pursuant to the Promissory Note will not result in any violation of, or conflict with, or constitute a default under or breach of (as applicable), the constitution of HoldCo as amended or varied and in force from time to time or other organisational documents (as applicable) or any other agreement, deed or other binding document of any Group Member or any law, regulation or Authorisation.

(e)	(No immunity) HoldCo does not and its assets do not enjoy immunity from any suit or execution.

(f)	(Equal ranking) HoldCo’s monetary obligations under the Promissory Note rank at least equally and rateably with (and will on and from the Closing ) all other unsecured obligations of HoldCo except for obligations mandatorily preferred by law.

(g)	(Commercial benefit) HoldCo’s entry into and performance of its obligations under this Agreement and the Promissory Note are for its commercial benefit and are in its commercial interests.

(h)	(Solvency) Each Group Member is able to pay its debts as and when they fall due, and has not suspended payment of its debts or failed to comply with a statutory demand or ceased (or threatened to cease) to carry on all or a material part of its business or stated that it is unable to pay its debts, and is not and has not otherwise become insolvent, and has not entered into, or taken any steps or proposed to enter into, any arrangement (including any voluntary arrangement, scheme of arrangement or other arrangement), compromise or composition with or assignment for the benefit of its members or creditors or a class of them or any moratorium of any indebtedness or any analogous procedure or step to any of the foregoing under the laws of any applicable jurisdiction.

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(i)	(Liquidation) No Group Member has gone, or is proposed to go, into liquidation or passed a winding up resolution or commenced any steps for winding up or dissolution, and (except in relation to an order, petition or other process for winding up or dissolution which is disputed by the relevant Group Member (acting diligently and in good faith) and which is ultimately dismissed within 30 days) no order or petition or other process for winding up or dissolution has been made or presented or threatened in writing against a Group Member (and no analogous event has occurred or been proposed under the laws of any applicable jurisdiction) and there are no circumstances justifying such an order, petition or other process or analogous event.

(j)	(Appointments) No receiver, receiver and manager, judicial manager, liquidator, provisional liquidator, administrator, administrative receiver, official manager, compulsory manager, trustee for creditors, Controller (as defined in the Corporations Act) or analogous person has been appointed, or (except in relation to an application for the purpose of appointing such a person which is disputed by the relevant Group Member (acting diligently and in good faith) and which is ultimately dismissed within 30 days) is threatened or expected to be appointed, to or in respect of a Group Member or over or in respect of the whole or any part of the undertaking or property of a Group Member (and no analogous event has occurred or been proposed under the laws of any applicable jurisdiction) and there are no circumstances justifying such an appointment or analogous event.

(k)	(Governmental Consents) Assuming the accuracy of the representations and warranties given by the Purchaser in clause 5.1, no consent, approval or Authorisation of or from or designation, declaration or filing with any Government Agency on the part of HoldCo is required for the authorisation of or in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Promissory Note or the performance by HoldCo of its obligations under this Agreement or the Promissory Note or the consummation by HoldCo of any other transaction contemplated by this Agreement or the Promissory Note pursuant to the Securities Act, the Corporations Act, any other law or regulation or the rules of any recognized securities exchange.

(l)	(Not traded) From the date of its incorporation to each of the date of this Agreement and immediately prior to Closing, none of HoldCo nor any Subsidiary of HoldCo has ever traded or incurred any liability or undertaken any business activity other than HoldCo being issued with shares in Australian Projects HoldCo and U.S. Projects HoldCo (such shares being issued to HoldCo as part of the Pre-Closing Restructure).

(m)	(No other assets or liabilities) On the date of this Agreement and immediately prior to Closing, none of HoldCo nor any Subsidiary of HoldCo has any assets or liabilities other than HoldCo having shares in Australian Projects HoldCo and U.S. Projects HoldCo (such shares being issued to HoldCo as part of the Pre-Closing Restructure).

(n)	(Intellectual Property) HoldCo has the lawful, valid and subsisting right and license to use all Intellectual Property Rights necessary for the conduct of its business and the proper development, undertaking and implementation of the CSP Projects and otherwise all material Intellectual Property Rights as are necessary for the purposes of and to implement and give full effect to the Development Agreement and the transactions that it contemplates (Business IPR) and will provide and make available all such Business IPR to and for the CSP Projects and each of the entities undertaking, implementing or involved in the CSP Projects, and will ensure that each of the Purchaser and each of the entities undertaking, implementing or involved in the CSP Projects and any other person whom it is necessary or required or desirable to have such right and license for the proper development, undertaking and implementation of the CSP Projects has the lawful, valid and subsisting right and license to use the Business IRP, in each case as and when and to the extent required for the proper development, undertaking and implementation of the CSP Projects and otherwise as required by or for the purposes of or to implement and give full effect to, and in accordance with, the Development Agreement and the transactions that it contemplates. So far as the Company Parties are aware none of the Company Parties nor any of their respective Subsidiaries infringes any right of any person in or wrongfully use any Intellectual Property Rights.

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(o)	(No contracts or obligations) Other than this Agreement, the Development Agreement, the Business Combination Agreement, the Sponsor Equity Subscription Agreements, Nabors Funding Arrangements, Project Documents, Sponsor NPAs and any agreements with Strategic Equity Investors, on the date of this Agreement and immediately prior to Closing, none of the Company Parties nor any of their respective Subsidiaries is a party to any agreement, deed or other binding document, or is subject to any obligations or undertakings, in respect of or related to or connected with any of the subject matter of or the transactions contemplated by this Agreement, the Development Agreement, the Business Combination Agreement, Nabors Funding Arrangements, Project Documents, the Transaction and any agreements entered into or to be entered into with a Sponsor or a Strategic Equity Investor (including the Sponsor Equity Subscription Agreements, the Sponsor NPAs and the Nabors Funding Arrangements) excluding, for the avoidance of doubt, those agreements, deeds or other binding documents which have been publicly disclosed by means of a public filing with or a public submission to the SEC as of the date hereof.

(p)	(Group) On the date of this Agreement and immediately prior to Closing, HoldCo is not the holder or legal or beneficial owner of any shares or other capital in or any securities of, and does not have any interest in, any body corporate (wherever incorporated) or any other entity or person, other than the shares issued to it in Australian Projects HoldCo and U.S. Projects HoldCo (such shares being issued to HoldCo as part of the Pre-Closing Restructure).

(q)	(Information) On the date of this Agreement and the Closing Date, all of the information concerning HoldCo, Vast Parent and their respective Subsidiaries and the Transaction and the Sponsors, the Strategic Equity Investors and the subject matter of and the transactions and activities contemplated by this Agreement, the Development Agreement, the Business Combination Agreement, Nabors Funding Arrangements, Project Documents, the Transaction and any agreements entered into or to be entered into with a Sponsor or a Strategic Equity Investor (including the Sponsor Equity Subscription Agreements, the Sponsor NPAs and Nabors Funding Arrangements), prepared by or on behalf of one or both of the Company Parties and provided to the Purchaser (Disclosure Materials) is true, complete and accurate in all material respects and is not misleading in light of the circumstances in which such information was prepared and provided to the Purchaser, and no information has been omitted from the Disclosure Materials that would render the Disclosure Materials misleading in any material respect in light of the circumstances in which the Disclosure Materials were prepared and provided to the Purchaser.

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3.2	Reliance by the Purchaser

HoldCo acknowledges that the Purchaser has entered into, and continues to provide financial accommodation under, this Agreement and the Promissory Note in reliance on the representations and warranties given by HoldCo under this Agreement.

3.3	No reliance on the Purchaser

HoldCo acknowledges that it has not entered into this Agreement or the Promissory Note in reliance on any representation, warranty, promise or statement of the Purchaser or of any person on behalf of the Purchaser, other than as set out in clause 5.1.

4	Representations and Warranties of Vast Parent

4.1	Representations and warranties

Vast Parent hereby represents and warrants to the Purchaser, on and as of each of (i) the date of this Agreement, (ii) the Closing, (iii) each Interest Capitalisation Date and (iv) each Exchange Date (as defined in the Promissory Note) (except to the extent that a statement is expressed to be given on a particular date, in which case it is represented and warranted on and as of that date only), that each of the following statements is true, complete and accurate:

(a)	(Organization; Status) Vast Parent is a corporation registered and validly existing under the Corporations Act and on the date of this Agreement and the Closing, wholly owns HoldCo.

(b)	(Corporate Power) Vast Parent has the full legal capacity and corporate power and authority to own its assets and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement and the Promissory Note.

(c)	(Authorization)

(i)	All action necessary for the authorisation, execution and delivery of this Agreement by Vast Parent, the authorisation, sale, issuance and delivery of the Promissory Note and the performance of all of Vast Parent’s obligations under this Agreement and the Promissory Note has been taken or will be taken prior to the Closing.

(ii)	This Agreement and the Promissory Note constitute legal, valid and binding obligations of Vast Parent, enforceable in accordance with their terms, except as limited by:

(A)	laws of general application relating to bankruptcy, insolvency and the relief of debtors; and

(B)	law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

(d)	(No Conflict) Assuming the accuracy of the representations and warranties given by the Purchaser in clause 5.1, the execution and delivery of this Agreement by Vast Parent, the performance by Vast Parent of its obligations pursuant to this Agreement and the issuance and sale of the Promissory Note pursuant to this Agreement and the performance by Vast Parent of its obligations pursuant to the Promissory Note will not result in any violation of, or conflict with, or constitute a default under or breach of (as applicable), the constitution of Vast Parent as amended or varied and in force from time to time or other organisational documents (as applicable) or any other agreement, deed or other binding document of Vast Parent or any Subsidiary of Vast Parent or any law, regulation or Authorisation.

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(e)	(No immunity) Vast Parent does not and its assets do not enjoy immunity from any suit or execution.

(f)	(Commercial benefit) Vast Parent’s entry into and performance of its obligations under this Agreement and the Promissory Note are for its commercial benefit and are in its commercial interests.

(g)	(Solvency) Vast Parent is able to pay its debts as and when they fall due, and has not suspended payment of its debts or failed to comply with a statutory demand or ceased (or threatened to cease) to carry on all or a material part of its business or stated that it is unable to pay its debts, and is not and has not otherwise become insolvent, and has not entered into, or taken any steps or proposed to enter into, any arrangement (including any voluntary arrangement, scheme of arrangement or other arrangement), compromise or composition with or assignment for the benefit of its members or creditors or a class of them or any moratorium of any indebtedness or any analogous procedure or step to any of the foregoing under the laws of any applicable jurisdiction.

(h)	(Liquidation) Vast Parent has not gone, and is not proposed to go, into liquidation or passed a winding up resolution or commenced any steps for winding up or dissolution, and (except in relation to an order, petition or other process for winding up or dissolution which is disputed by Vast Parent (acting diligently and in good faith) and which is ultimately dismissed within 30 days) no order or petition or other process for winding up or dissolution has been made or presented or threatened in writing against Vast Parent (and no analogous event has occurred or been proposed under the laws of any applicable jurisdiction) and there are no circumstances justifying such an order, petition or other process or analogous event.

(i)	(Appointments) No receiver, receiver and manager, judicial manager, liquidator, provisional liquidator, administrator, administrative receiver, official manager, compulsory manager, trustee for creditors, Controller (as defined in the Corporations Act) or analogous person has been appointed, or (except in relation to an application for the purpose of appointing such a person which is disputed by Vast Parent (acting diligently and in good faith) and which is ultimately dismissed within 30 days) is threatened or expected to be appointed, to or in respect of Vast Parent or over or in respect of the whole or any part of the undertaking or property of Vast Parent (and no analogous event has occurred or been proposed under the laws of any applicable jurisdiction) and there are no circumstances justifying such an appointment or analogous event.

(j)	(Governmental Consents) Assuming the accuracy of the representations and warranties given by the Purchaser in clause 5.1, no consent, approval or Authorisation of or from or designation, declaration or filing with any Government Agency on the part of Vast Parent is required for the authorisation of or in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Promissory Note or the performance by Vast Parent of its obligations under this Agreement or the Promissory Note or the consummation by Vast Parent of any other transaction contemplated by this Agreement or the Promissory Note pursuant to the Securities Act, the Corporations Act, any other law or regulation or the rules of any recognized securities exchange.

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(k)	(No contracts or obligations) Other than this Agreement, the Development Agreement, the Business Combination Agreement, the Sponsor Equity Subscription Agreements, Nabors Funding Arrangements, Project Documents, Sponsor NPAs and any agreements with Strategic Equity Investors, on the date of this Agreement and immediately prior to Closing, none of the Company Parties nor any of their respective Subsidiaries is a party to any agreement, deed or other binding document, or is subject to any obligations or undertakings, in respect of or related to or connected with any of the subject matter of or the transactions contemplated by this Agreement, the Development Agreement, the Business Combination Agreement, Nabors Funding Arrangements, Project Documents, the Transaction and any agreements entered into or to be entered into with a Sponsor or a Strategic Equity Investor (including the Sponsor Equity Subscription Agreements, the Sponsor NPAs and Nabors Funding Arrangements) excluding, for the avoidance of doubt, those agreements, deeds or other binding documents which have been publicly disclosed by means of a public filing with or a public submission to the SEC as of the date hereof.

(l)	(Sponsor NPAs) Nabors Lux 2 and AgCentral have paid to Vast Parent US$12,500,000 (in aggregate) as consideration for convertible notes issued by Vast Parent, under and in accordance with the Sponsor NPAs.

(m)	(Information) On the date of this Agreement and the Closing Date, all of the Disclosure Materials is true, complete and accurate in all material respects and is not misleading in light of the circumstances in which such information was prepared and provided to the Purchaser, and no information has been omitted from the Disclosure Materials that would render the Disclosure Materials misleading in any material respect in light of the circumstances in which the Disclosure Materials were prepared and provided to the Purchaser.

4.2	Reliance by the Purchaser

Vast Parent acknowledges that the Purchaser has entered into, and continues to provide financial accommodation under, this Agreement and the Promissory Note in reliance on the representations and warranties given by Vast Parent under this Agreement.

4.3	No reliance on the Purchaser

Vast Parent acknowledges that it has not entered into this Agreement or the Promissory Note in reliance on any representation, warranty, promise or statement of the Purchaser or of any person on behalf of the Purchaser, other than as set out in clause 5.1.

5	Representations and Warranties of the Purchaser

5.1	Representations and warranties

The Purchaser hereby represents and warrants to each Company Party, on and as of each of (i) the date of this agreement, (ii) the Closing Date and (ii) each Exchange Date (as defined in the Promissory Note) (except to the extent that a statement is expressed to be given on a particular date, in which case it is represented and warranted on and as of that date only), that each of the following statements is true, complete and accurate:

(a)	(No Registration) the Purchaser understands that the Promissory Note and the Exchange Shares issuable thereunder (together the Securities) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act, nor will “disclosure to investors” within the meaning of Chapter 6D of the Corporations Act be made by HoldCo.

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(b)	(Investment Intent)

(i)	The Purchaser is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

(ii)	The Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Securities.

(iii)	The Purchaser has not been formed for the specific purpose of acquiring the Securities.

(c)	(Speculative Nature of Investment) The Purchaser understands and acknowledges that an investment in the Securities is speculative and involves risks. The Purchaser can bear the economic risk of the Purchaser’s investment and is able, without impairing the Purchaser’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Purchaser’s investment.

(d)	(Access to Data)

(i)	The Purchaser has prior to the date of this Agreement had an opportunity to ask questions of, and receive answers from, the officers of the Company Parties concerning this Agreement and the transactions contemplated by this Agreement, as well as HoldCo’s and Vast Parent’s business, plans, management and financial affairs, and has used that opportunity.

(ii)	The Purchaser acknowledges that any business plans prepared by HoldCo and/or Vast Parent have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections may not materialize or may vary from actual results. The Purchaser also acknowledges that it is relying solely on its own counsel, and not on any of HoldCo, Vast Parent or their agents, for legal advice with respect to this investment or the transactions contemplated by this Agreement.

(e)	(Investor Status)

(i)	The Purchaser acknowledges that it may be issued Securities without disclosure under Chapter 6D of the Corporations Act by reason of it being a ‘sophisticated investor’ or an ‘experienced investor’ within the meaning of Chapter 6D of the Corporation Act. If requested by HoldCo or Vast Parent, the Purchaser must provide to HoldCo and/or Vast Parent such information and documents as may be reasonably required by HoldCo and/or Vast Parent to so verify.

(ii)	The Purchaser is not a ‘U.S. Person’ within the meaning of Rule 902(k) of Regulation S as adopted by the United States Securities and Exchange Commission (SEC).

(f)	(No Public Market) The Purchaser understands and acknowledges that no public market now exists for the Promissory Note issued by HoldCo and that HoldCo has made no assurances that a public market will ever exist for the Promissory Note issued by HoldCo.

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(g)	(Regulation S) The Purchaser agrees, until the expiration of the 40-day distribution compliance period in respect of the Securities as contemplated by Rule 903(b)(2)(ii) of Regulation S under the U.S. Securities Act 1933, that it will not offer or sell the Securities to a U.S. Person (as defined below) or for the account or benefit of a U.S. Person.

5.2	Reliance by Company Parties

(a)	The Purchaser acknowledges that HoldCo has entered into this Agreement and the Promissory Note in reliance on the representations and warranties given by the Purchaser in clause 5.1.

(b)	Each Company Party acknowledges and agrees, and undertakes, represents and warrants, that neither the Purchaser nor any person on behalf of the Purchaser has made or given any representation, warranty, promise or statement, and none of the Company Parties have entered into this Agreement or the Promissory Note or the transactions that they contemplate in reliance on any representation, warranty, promise or statement of or by the Purchaser or of any person on behalf of the Purchaser, other than the representations and warranties of the Purchaser set out in clause 5.1. Without limiting the foregoing, each Company Party acknowledges and agrees, and undertakes, represents and warrants, that (except as expressly set out in clause 5.1(e)(ii) and 5.1(f)) neither the Purchaser nor any person on behalf of the Purchaser has made or given any representation, warranty, promise or statement, and none of the Company Parties have entered into this Agreement or the Promissory Note or the transactions that the contemplated in reliance on any representation, warranty, promise or statement of or by the Purchaser or of any person on behalf of the Purchaser, in relation to, in respect of or in connection with any matter relating to or relating to any compliance with or satisfaction of any Authorisation or provision or requirement of the SEC or any law of the United States or any State thereof or any rules of any securities exchange.

6	Conditions of the Obligations of the Purchaser at the Closing

The obligation of the Purchaser to purchase the Promissory Note under this Agreement at the Closing is subject to the fulfillment, or written waiver by the Purchaser, of each of the following conditions on or before the Closing, as applicable:

(a)	(Representations and Warranties) The representations and warranties of HoldCo and Vast Parent contained in clauses 3 and 4 are true, complete and accurate in all respects on and as of the Closing Date.

(b)	(Performance) Each Company Party will have performed and complied in all respects (as determined by the Purchaser, acting reasonably) with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each Company Party prior to or at the Closing.

(c)	(Governmental Qualifications) All Authorisations, approvals or permits (if any) of any Government Agency that are required for or in connection with the lawful issuance and sale and purchase of the Promissory Note in accordance with this Agreement will have been obtained and effective as of the Closing.

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(d)	(Sponsor Subscription) each of the following has occurred:

(i)	Completion under the Sponsor Equity Subscription Agreements has occurred, and the Vast Shares to be issued to the Sponsor under the Sponsor Equity Subscription Agreements are so issued and each of Nabors Lux 2 and AgCentral have paid to Vast Parent the Sponsor Subscription under and in accordance with the Sponsor Equity Subscription Agreements, in each case as of the Closing;

(ii)	Nabors Lux 2 has subscribed for the applicable amount of Vast Shares it is required to purchase pursuant to the Backstop Agreement in the amount of the Backstop Subscription Amount with such Backstop Subscription Amount being due and payable by Nabors Lux 2 to Vast Parent by January 9, 2024; and.

(iii)	Nabors Lux 2 and Vast Parent have entered into the Backstop Loan Agreement, and the Backstop Loan Agreement is in full force and effect and no step has been taken or decision made or notice given to terminate the Backstop Loan Agreement.

(e)	(CT Investment) CT Investments has paid to Vast Parent an amount equal to the Canberra Funding Baseline as consideration for Vast Shares or CT Investments has entered into and completed its acquisition of NETC shares under binding commitments with NETC stockholders under which it has acquired a minimum number of NETC shares which is equal to the value of the Canberra Funding Baseline and an amount equal to the Canberra Funding Baseline which represents the acquisition price for those NETC shares under such binding commitments is available in the Trust Account.

(f)	(Additional Investment) All Additional Investment (if any) has been paid to and received by Vast Parent, under and in accordance with the binding commitments entered into by Vast Parent in respect of the Additional Investment (if any).

(g)	(NETC Stockholder Approval) NETC Stockholder Approval has been obtained.

(h)	(Business Combination Closing) The Company Split Adjustment (as defined in the Business Combination Agreement) shall have occurred, and the Business Combination Agreement remains in full force and effect and no step has been taken or decision made or notice given to terminate the Business Combination Agreement or the Merger as of the Closing.

(i)	(Development Agreement) The Development Agreement remaining in full force and effect, and no step has been taken or decision made or notice given to terminate the Development Agreement as of the Closing.

(j)	(NETC Waiver) NETC has consented to the issuance and sale and purchase of the Promissory Note pursuant to this Agreement and the issuance of the Parent Company Guarantee, in accordance with the terms of the Business Combination Agreement.

(k)	(Compliance checks) the Purchaser has completed its KYC and compliance checks with respect to the Group Members and been satisfied with the results of those checks, in each case to its reasonable satisfaction.

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7	Conditions of Company Parties’ Obligations at the Closing

The obligation of the Company Parties to issue and sell the Promissory Note to the Purchaser under this Agreement at the Closing is subject to the fulfillment, or written waiver by the Company Parties, of the following conditions on or before the Closing, as applicable:

(a)	(Representations and Warranties) The representations and warranties of the Purchaser contained in clause 5 are true, complete and accurate in all respects on and as of the Closing Date.

(b)	(Performance) The Purchaser will have performed and complied in all respects (as determined by the Company Parties acting reasonably) with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser prior to or at the Closing.

(c)	(Governmental Qualifications) All Authorisations, approvals, waivers or permits (if any) of any Government Agency that are required for or in connection with the lawful issuance and sale and purchase of the Promissory Note in accordance with this Agreement will have been obtained and effective as of the Closing.

(d)	(Sponsor Subscription) each of the following has occurred:

(i)	Completion under the Sponsor Equity Subscription Agreements has occurred, and the Vast Shares to be issued under the Sponsor Subscription are so issued and each of Nabors Lux 2 and AgCentral have paid to HoldCo the Sponsor Subscription under and in accordance with the Sponsor Equity Subscription Agreements, in each case as of the Closing;

(ii)	Nabors Lux 2 has subscribed for the applicable amount of Vast Shares it is required to purchase pursuant to the Backstop Agreement in the amount of the Backstop Subscription Amount with such Backstop Subscription Amount being due and payable by Nabors Lux 2 to Vast Parent by January 9, 2024; and

(iii)	Nabors Lux 2 and Vast Parent have entered into the Backstop Loan Agreement, and the Backstop Loan Agreement is in full force and effect and no step has been taken or decision made or notice given to terminate the Backstop Loan Agreement.

(e)	(CT Investment) CT Investments has paid to Vast Parent an amount equal to the Canberra Funding Baseline as consideration for Vast Shares or CT Investments has entered into and completed its acquisition of NETC shares under binding commitments with NETC stockholders under which it has acquired a minimum number of NETC shares which is equal to the value of the Canberra Funding Baseline and an amount equal to the Canberra Funding Baseline which represents the acquisition price for those NETC shares under such binding commitments is available in the Trust Account.

(f)	(Additional Investment) All Additional Investment (if any) has been paid to and received by Vast Parent, under and in accordance with the binding commitments entered into by Vast Parent in respect of the Additional Investment (if any).

(g)	(NETC Stockholder Approval) NETC Stockholder Approval has been obtained.

(h)	(Business Combination Closing) The Company Split Adjustment (as defined in the Business Combination Agreement) shall have occurred, and the Business Combination Agreement remains in full force and effect and no step has been taken or decision made or notice given to terminate the Business Combination Agreement or the Merger as of the Closing.

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(i)	(Payment) The Purchaser shall deliver to Vast Parent (unless otherwise agreed by Vast Parent), at least 1 Business Day prior to the Transaction Closing date (as specified in a notice sent to the Purchaser at least 2 Business Days prior to such date), the Promissory Note Purchase Price, to be held in escrow by Vast Parent, by wire transfer of United States dollars in immediately available funds to the account specified by Vast Parent.

(j)	(Development Agreement) The Development Agreement remaining in full force and effect, and no step has been taken or decision made or notice given to terminate the Development Agreement as of the Closing.

(k)	(NETC Waiver) NETC has consented to the issuance and sale and purchase of the Promissory Note pursuant to this Agreement and the issuance of the Parent Company Guarantee, in accordance with the terms of the Business Combination Agreement.

8	Right to Exchange Promissory Note for Exchange Shares

(a)	For a period of five years following Closing so long as the Exchange Condition has been met, the Purchaser shall have the right (subject to clause 8(j) below), exercisable by written notice to Vast Parent, to exchange all or any portion of the principal amount of and interest on the Promissory Note then outstanding into Exchange Shares at an exchange price of US $10.20 per share (or such adjusted exchange price as is provided for under clause 8(d) or 9(d)) (the Exchange Price) with any partial exchange being in an amount not less than US$2,000,000 (or, if the principal amount of and interest on the Promissory Note then outstanding is less than US$2,000,000, then in an amount equal to the then outstanding amount).

(b)	If the Maturity Date of the Promissory Note is extended to a period of seven years following the Closing, then the Purchaser’s right to exchange the Promissory Note for Exchange Shares in this clause 8 will also extend to operate during the period of seven years following Closing (such additional two years being the Additional Term) on the same terms as set out in this clause 8. If, during the Additional Term, this Agreement is terminated or an Event of Default occurs in respect of the Promissory Note, this clause 8 will survive such termination or Event of Default.

(c)	The Purchaser may exercise its right to exchange all or any portion of the principal amount of the Promissory Note and the associated accrued interest on such principal amount then outstanding into Exchange Shares on multiple occasions until there is no principal amount of the Promissory Note or associated accrued interest on such principal amount then outstanding, with any partial exchange being in an amount not less than US$2,000,0000 (or, if the principal amount of and interest on the Promissory Note then outstanding is less than US$2,000,000, then in an amount equal to the then outstanding amount).

(d)	If at any time while any or all of the principal amount of and/or interest on the Promissory Note is outstanding, there shall occur any change in the ordinary shares of Vast Parent by reason of any reclassification, recapitalisation, reorganisation, stock split (including a reverse stock split), sub-division, consolidation, bonus issue or combination, exchange, conversion or readjustment of shares, or any share or securities or stock dividend or distribution paid or satisfied in shares, or any similar action or event to any of the foregoing with respect to the ordinary shares or the ordinary share capital of Vast Parent (each a Reorganisation Event), the Exchange Price shall be equitably adjusted to reflect and properly account for such change with effect on and from the Reorganisation Event, and the parties must promptly do all things necessary to ensure that such adjustment occurs and is given full effect to (this clause 8(d) will apply upon each occurrence of a Reorganisation Event).

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(e)	Vast Parent may, for a period of up to 60 days commencing on the date on which the Purchaser gives written notice requiring an exchange under clause 8(a) (Postponement Period), postpone the issuance or transfer of ordinary shares to the Purchaser under clause 8(a) if the issuance or transfer would otherwise occur at a time when Vast Parent possesses material non-public information or if the board of Vast Parent determines in its reasonable good faith judgment on advice of counsel that such issuance or transfer would (i) materially interfere with a significant acquisition, corporate organisation, financing, securities offering or other similar transaction involving Vast Parent; (ii) require premature disclosure of material information that Vast Parent has a bona fide business purpose for preserving as confidential; (iii) render the Vast Parent unable to comply with requirements under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the rules of an applicable securities exchange or the Corporations Act; or (iv) require the approval of ordinary shareholders in Vast Parent under the rules of an applicable securities exchange or the Corporations Act. Subject to clauses 8(i) and 8(j), Vast Parent must, no later than 2 Business Days following the expiry of the Postponement Period, issue or transfer (as applicable) the Exchange Shares in respect of which the Purchaser has given written notice to exchange under clause 8(a) to which the Postponement Period relates.

(f)	Vast Parent must issue or transfer the Exchange Shares to the Purchaser free and clear of any Security Interest (except for any Security Interest arising under U.S. or Australian federal and state securities laws) or Security Interest or right of any third party, escrow or holding lock.

(g)	This clause 8 survives termination or expiration of this Agreement and is not prejudiced by the occurrence of an Event of Default (as such term is defined in the Promissory Note) caused by HoldCo or Vast Parent or acceleration of the Promissory Note.

(h)	Upon and following the announcement of the entry of Vast Parent and/or its shareholders or securityholders into definitive, binding documentation to implement a Change of Control (as defined in the Business Combination Agreement) (a CoC Agreement), at the election of the Purchaser, all principal amount of and interest on the Promissory Note then outstanding will become exchangeable into Exchange Shares to be issued to the Purchaser. The Purchaser will be entitled to make such election within a period of 30 days after the announcement of the entry into the CoC Agreement, after which time the Purchaser may only make such election if agreed in or permitted by or approved under the CoC Agreement and each Company Party must promptly use best endeavours and do all things necessary to enable the Purchaser to make such election. Each Company Party must ensure that Vast Parent announces the entry of Vast Parent and/or its shareholders or securityholders into a CoC Agreement as soon as practicable after such entry and in accordance with all applicable laws and the rules and regulations of Vast Parent’s stock exchange.

(i)	If any issue or transfer of Exchange Shares to the Purchaser under this clause 8 requires the prior obtaining of any Authorisation in order to comply with any applicable law or regulation or rules of any recognized securities exchange, Vast Parent must promptly use best endeavours and do all things necessary to obtain such Authorisation. If Vast Parent, having complied with its obligations under this clause 8(i) and having exhausted all reasonable means of obtaining such Authorisation, is refused or is otherwise unable to obtain such Authorisation and is thereby unable to issue or transfer (as applicable) the relevant Exchange Shares without Vast Parent breaching any applicable law or regulation or rules of any recognized securities exchange, then Vast Parent must promptly pay to the Purchaser by wire transfer of immediately available funds the amount of principal amount of and interest on the Promissory Note which the Purchaser was exchanging for the relevant Exchange Shares under clause 8(a), instead of issuing or transferring (as applicable) those Exchange Shares to the Purchaser. For the avoidance of doubt this clause 8(i) does not apply to any Authorisation required to be obtained by the Purchaser in order for the Purchaser to comply with any applicable law to issued or transferred (as applicable) the Exchange Shares, including without out limitation, under the Foreign Acquisitions and Takeovers Act 1975 (Cth).

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(j)	Despite any other provision of this Agreement or the Promissory Note, the Purchaser's right to require the issue or transfer of Exchange Shares under this clause 8 or the Promissory Note is subject to and conditional upon the Purchaser obtaining any Authorisation necessary for the Purchaser to comply with The Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of such issue or transfer.

9	New Investments

(a)	If, in the period commencing on the date of this Agreement until the Promissory Note is repaid in full, Vast Parent or any of its Subsidiaries enters into an agreement pursuant to which Qantas and/or Airbus will pay or contribute funds to Vast Parent or a Subsidiary, the terms of such agreement or any amendment to such agreement must be on substantially the same and no more favourable terms to Qantas and/ or Airbus than the terms of this Agreement or the Promissory Note, in respect of any of the following (MFN Terms):

(i)	security or priority;

(ii)	duration; or

(iii)	interest rate,

and if any of the MFN Terms in such agreement or any amendment to such agreement with Qantas and/or Airbus is more favourable to Qantas and/ or Airbus than the MFN Terms of this Agreement or the Promissory Note, then the corresponding MFN Terms of this Agreement and/or the Promissory Note (as applicable) shall be automatically amended to match such Qantas and/or Airbus terms, which will be applied on a dollar-for-dollar basis (to the extent possible).

(b)	If Vast Parent or any of its Subsidiaries proposes to enter into an agreement with Qantas and/or Airbus, Vast Parent or HoldCo must give the Purchaser written notice setting out the details of the proposed arrangement at least 5 Business Days before entering into definitive documents with Qantas and/or Airbus in respect of such arrangement and/or receiving such funding.

(c)	If Vast Parent and/or a Subsidiary enters into an agreement with Qantas and/or Airbus on more favourable MFN Terms to Qantas and/ or Airbus than the MFN Terms of this Agreement and/or the Promissory Note but the funding from Qantas and/or Airbus never occurs under such agreement, the MFN Terms in this Agreement and/or the Promissory Note (as applicable) will revert back to the prior terms as if this Agreement and/or the Promissory Note (as applicable) was never amended in respect of such agreement.

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(d)	If, during the term of the Backstop Loan Agreement, Vast Parent and/or a Subsidiary enters into an agreement to (or amendment thereto) and/or raises capital from third party strategic investors (other than Qantas and/or Airbus) through a privately negotiated transaction for the issuance of equity or debt other than (i) bank debt from a financial institution directly to Vast Parent or a Subsidiary, (ii) Vast Shares, or (iii) preferred shares in Vast Parent (including convertible preference shares) (New Strategic Commitments) and any of such funds are used to repay the Backstop Loan Agreement, then the terms of this Agreement and the Promissory Note will be automatically amended, if necessary, such that the terms under this Agreement and the Promissory Note regarding the MFN Terms will be no less favourable to the Purchaser than the New Strategic Commitment, which will be applied (to the extent possible) on a dollar-for-dollar basis equal to the amount of such repayment of the Backstop Loan Agreement.

(e)	If Vast Parent and/or any Subsidiary proposes to enter into New Strategic Commitments and plans to repay all or a portion of the Backstop Loan Agreement, Vast Parent and/or HoldCo must give the Purchaser written notice setting out the details of the proposed arrangement at least 5 Business Days before entering into definitive documents regarding the New Strategic Commitments and/or receiving such funding.

(f)	If Vast Parent and/or a Subsidiary enters into an agreement on more favourable MFN Terms to a third party strategic investor than the MFN Terms of this Agreement and/or the Promissory Note but the funding from the third party strategic investor never occurs under such agreement or no portion of such funding is used to repay the Backstop Loan Agreement, the MFN Terms in this Agreement and/or the Promissory Note (as applicable) will revert back to the prior terms as if this Agreement and/or the Promissory Note (as applicable) was never amended in respect of such agreement.

(g)	Notwithstanding the foregoing, if at any time on and from the date of this Agreement until the Promissory Note is repaid in full, Vast Parent or any of its Subsidiaries enters into an agreement pursuant to which Qantas and/or Airbus has the right to purchase Vast Shares or exchange, convert or exercise any security into Vast Shares at a price per share less than the Exchange Price in effect immediately prior to such purchase, exchange, conversion or exercise, the Exchange Price shall automatically adjust to the lowest price per share at which Qantas or Airbus has the right to purchase or exchange, convert or exercise a security into Vast Shares, which will be applied on a dollar-for-dollar basis (to the extent possible).

10	Negative Covenants

Until there is no outstanding Due Amount under the Promissory Note, HoldCo shall not (and must procure that each of its Subsidiaries shall not), without the Purchaser’s prior written consent (which must not be unreasonably withheld or conditioned):

(a)	Declare, make or pay any Distributions or incur any obligation (contingent or otherwise) to do so, other than:

(i)	Distributions to a Group Member; or

(ii)	Distributions to Vast Parent to fund any payments required in connection with the Group’s tax consolidation or GST grouping arrangements;

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(b)	Enter into or make or effect any sale, lease, license, consignment, transfer or other disposition of any property of a Group Member (or any interest in any such property), except property dispositions that are:

(i)	the sale of inventory in the ordinary course of any Group Member's business;

(ii)	so long as no Event of Default exists, property disposition or series of related property disposition of assets having a fair market value of less than or equal to US$1,000,000 individually or US$5,000,000 in the aggregate in any twelve month period;

(iii)	termination of a lease of real or personal property that is not necessary for the business of any Group Member;

(iv)	a disposition of worn, damaged or obsolete equipment;

(v)	a disposition of cash or cash equivalents in any Group Member's ordinary course of business;

(vi)	foreclosures, condemnation, expropriation, eminent domain or any similar action (including, for the avoidance of doubt, any casualty event) with respect to assets or the granting of liens thereon;

(vii)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(viii)	a disposition of assets no longer economically practicable or commercially reasonable to maintain; or

(ix)	any transaction contemplated under the Development Agreement;

(c)	If the Purchaser has not exercised its exchange rights under clause 8(h) hereof, merge, combine or consolidate with any person, or liquidate, wind up or dissolve, in each case whether in a single transaction or in a series of related transactions, except for (i) any merger or consolidation between HoldCo, its parent or any of its Subsidiaries or (ii) any merger or consolidation where Vast Parent remains the direct or indirect owner of more than 50% of the voting securities of HoldCo and continues to Control the Group following such transaction, provided that in each case HoldCo must be the surviving entity of any such transaction to which it is a party;

(d)	Engage in any business, other than its business as conducted on the Closing and any activities substantially related thereto;

(e)	Enter into or be party to any transaction with a Related Party or an affiliate of a Related Party, except (a) payment of compensation to officers and employees for services actually rendered and any severance arrangements, (b) payment of customary directors’ fees, indemnities, reimbursements and similar amounts; (c) transactions with affiliates that were consummated on or prior to the Closing; (d) any arrangements with Nabors or any of its Related Bodies Corporate so long as the terms are no less favourable to HoldCo than would be obtained in a comparable arm’s-length transaction with a non-Nabors related entity; (d) transactions with affiliates in a Group Member's ordinary course of business, upon fair and reasonable terms and no less favourable than would be obtained in a comparable arm’s-length transaction with a non-affiliate; and (e) transactions between any of the Group Members and Vast Parent that are entered into in the ordinary course of business and are necessary or advisable in connection with the ownership or operation of the business, including payroll, cash management, purchase, insurance, management, technology and licensing arrangements;

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(f)	Create or allow to exist any Security Interest over any assets of any Group Member, other than:

	(i)	a retention of title arrangement in connection with the acquisition of goods or services in the ordinary course of business;

	(ii)	any Security Interest securing Financial Indebtedness permitted under clause 10(h)(v);

	(iii)	a deemed security interest under section 12(3) of the PPSA which does not secure payment or performance of an obligation;

	(iv)	any lien arising by operation of law (other than the PPSA) and in the ordinary course of trading and not as a result of any default or omission by any Group Member;

	(v)	any bankers lien, rights of set off or other netting arrangements arising in respect of its ordinary course transactional banking arrangements;

	(vi)	any Security Interest arising as a result of a Permitted Disposal; or

	(vii)	any lien for rates, taxes, duties or fees of any kind payable to a Government Agency;

(g)	Grant or provide or issue or enter into or incur any Guarantee, other than:

	(i)	the Parent Company Guarantee or any other Guarantee given under this Agreement or the Promissory Note;

	(ii)	any Guarantee provided under any acquisition document in respect of a Permitted Acquisition which Guarantee is in customary form and subject to customary limitations;

	(iii)	any Guarantee which is a performance guarantee, bond or similar guaranteeing performance (including payment obligations (other than in respect of Financial Indebtedness)) by a Group Member under any contract entered into in the ordinary course of business and which is on customary terms and subject to customary limitations;

	(iv)	a Guarantee pursuant to Part 2M.6 of the Corporations Act or an equivalent provision where the only members of the class order are Group Members;

	(v)	any Guarantee in connection with any Permitted Financial Indebtedness which is on customary terms and subject to customary limitations;

	(vi)	any Guarantee given in respect of the netting or set-off arrangements permitted pursuant to clause 10(f)(v) which is on customary terms and subject to customary limitations;

	(vii)	any Guarantee granted by any Group Member in favour of Vast Parent or another Group Member in connection with the Group’s tax consolidation or GST grouping arrangements which is on customary terms and subject to customary limitations; or

	(viii)	any Guarantee given in the ordinary course of the documentation for the development of a project facility contemplated by the Development Agreement which Guarantee is in a customary form and subject to customary limitations.

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(h)	Incur or enter into or permit to subsist any Financial Indebtedness, other than Financial Indebtedness:

	(i)	comprising the amounts owed by HoldCo under and in accordance with the Promissory Note;

	(ii)	comprising amounts in the future owed to Qantas and/or Airbus under arrangements that have been entered into in accordance with clause 9;

	(iii)	which arises pursuant to the operation of cash pooling, net balance or balance transfer arrangements between Group Members;

	(iv)	which arises under Permitted Financial Accommodation or Permitted Guarantees;

	(v)	incurred under any debt financing arrangement with a financial institution or other reputable commercial lender entered into in the ordinary course of business including:

		(A)	for the relevant Subsidiary/ies of HoldCo for a CSP Project to fund the development and operation of that CSP Project;

		(B)	any transactional banking arrangement, including overdrafts, guarantees, bonding, documentary or stand-by letters of credit, short term loans, foreign currency facilities, credit card facilities or any other facility or accommodation used for the effective cash management and/or day to day operation of the business of the Group or a CSP Project; and

		(C)	any non-speculative derivative transaction such as fixing or hedging (a) interest rate risk; (b) currency exchange rate risk or (c) commodity price risk;

	(vi)	owed by a Group Member to another Group Member;

	(vii)	arising with respect to any Permitted Security Interest under this clause 9;

	(viii)	arising between Vast Parent and other Group Members in connection with the Group’s tax consolidation or GST grouping arrangements;

	(ix)	comprising a shareholder loan that is subordinated to the Promissory Note; or

	(x)	incurred for the purposes of refinancing any other Permitted Financial Indebtedness (provided that the refinanced amounts will constitute Permitted Financial Indebtedness under another paragraph of this clause 10(h) following that refinancing);

(i)	Advance or provide any money or make available any financial accommodation to or for the benefit of any person, except for:

	(i)	any intra-Group loans or other financial accommodation between Group Members arising in the course of cash pooling, net balance transfer or other like arrangements established for the purposes of management of the Group's treasury function;

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(ii) any financial accommodation between Vast Parent and other Group Members in connection with the Group’s tax consolidation or GST grouping arrangements; or

(iii) a loan or any other financial accommodation made by a Group Member to another Group Member;

(j)	Transfer its jurisdiction of incorporation, except to the United States;

(k)	Enter into any transaction with any person except on arm's length terms and for full market value;

(l)	Enter into any speculative hedging or derivative transactions;

(m)	Amend its constitution or other constituent documents in a manner that is prejudicial to the interests of the Purchaser;

(n)	Amend or vary or terminate any agreement, deed or other binding document where to do so has or would have a Material Adverse Effect;

(o)	Enter into, make or effect any acquisition, other than:

(i) any acquisition of assets, shares, ownership interests, participating interests, units, securities and other investments in, or capital contributions to, Group Member by any other Group Member;

(ii) the incorporation of a limited liability company which has not traded prior to the date of such acquisition or only has assets of a nominal value and which, on incorporation, becomes a Group Member; or

(iii) any acquisition in the ordinary course of business;

(p)	Permit or authorise or enable any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, any moneys:

(i) to fund or facilitate any activities or business of, with, in or related to any person or any country subject to any sanctions anywhere in the world, or in any other manner, in each case as will or is reasonably likely to result in a violation of any such sanctions by any person; or

(ii) in any manner as will or is reasonably likely to result in a violation of any anti-bribery, anti-corruption and anti-money laundering laws by any person; or

(q)	Enter into any binding commitment or agreement to undertake, give effect to or implement anything prohibited or restricted under any of paragraphs (a) to (p) (inclusive) of this clause 9.

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11	General undertakings

Until there is no outstanding Due Amount under the Promissory Note, HoldCo shall (and must procure that each of its Subsidiaries shall):

(a)	use and apply the proceeds of the Promissory Note solely to fund the development and commercialisation of (i) CSP Projects, (ii) CSP Technology and (iii) renewable fuels and other products produced as a result of the use of CSP Technology including substantial aviation fuel;

(b)	do everything necessary to maintain its corporate existence;

(c)	duly and promptly comply in all material respects with all laws binding on it, including all applicable laws relating to tax;

(d)	ensure that the Promissory Note has the priority so intended by this Agreement and take all reasonable steps to ensure such priority is maintained;

(e)	promptly file all tax returns, business activity statements and other tax filings required under any applicable law, in accordance with the requirements of the applicable laws where failure to do so has or would have a Material Adverse Effect;

(f)	properly and appropriately preserve, maintain and protect its assets (including all Authorisations and all Intellectual Property Rights owned or held by or licensed or issued to the Group Members and the Business IPR) and other property;

(g)	maintain policies and procedures reasonably designed to ensure compliance with sanctions and with the obligations under this Agreement and the Promissory Note; and

(h)	promptly supply to the Purchaser full details of any claim, action, suit, proceedings or investigation made or brought or threatened against any of Vast Parent or a Group Member which, if adversely determined, might reasonably be expected to give rise to a liability for one or more Group Members in excess of A$5,000,000 (or its equivalent) in aggregate (either alone or together with other such adverse determinations);

(i)	take all measures required to ensure compliance with all applicable anti-bribery, anti-corruption and anti-money laundering laws by each of the Company Parties and their Subsidiaries and each of the directors, officers, employees and agents of the Company Parties and their Subsidiaries; and

(j)	comply in all respects with the terms of any agreement, deed or other binding document to which it is a party or under or in respect of which it is bound or has any obligations or liabilities where failure to do so has or would have a Material Adverse Effect.

12	Compliance

Clause 20 of the Development Agreement is set out in this Agreement mutatis mutandis.

13	Dispute Resolution

Clause 15 of the Development Agreement is set out in this Agreement mutatis mutandis.

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14	Further Assurances

Each of the parties shall execute and deliver such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby and thereby. Each party must use reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

15	Miscellaneous

15.1	Amendment

No provision of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by HoldCo, Vast Parent and the Purchaser other than an amendment to Schedule 1 which with respect of the names of the entities only can be amended by Vast Parent providing written notice to the Purchaser in accordance with Schedule 1).

15.2	Notices

All notices and other communications required or permitted under this Agreement must be in writing and must be emailed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger or courier service to the following addresses (or at such other current address for any party as such party must have specified by like notice):

(a)	if to the Company Parties, to:

Vast Renewables Limited

Address:	226-230 Liverpool Street Darlinghurst NSW 2010, Australia

Attention:	Alec Waugh, General Counsel

Email:	alec.waugh@vast.energy

with a copy (which must not constitute notice) to:

Haynes and Boone, LLP.

Address:	1221 McKinney St. #1400 Houston, Texas 77010

Attention:	Arthur Cohen and Bruce Newsome

Email:	arthur.cohen@haynesboone.com; bruce.newsome@haynesboone.com; and

Gilbert + Tobin

Address:	Level 35, Tower Two, International Towers Sydney, 200 Barangaroo Avenue, Barangaroo NSW 2000, Australia

Attention:	David Josselsohn and Mary Brady

Email:	DJosselsohn@gtlaw.com.au; MBrady@gtlaw.com.au

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(b)	if to the Purchaser, to:

EDF Australia Pacific Pty Ltd

Address:	Level 26, 530 Collins St, Melbourne VIC 3000

Attention:	David Griffin

Email:	David.griffin@edf.fr

with a copy (which must not constitute notice) to:

Ashurst Australia

Address:	Level 11, 5 Martin Place, Sydney NSW 2000

Attention:	Nigel Deed and Michael Dearden

Email:	nigel.deed@ashurst.com; michael.dearden.com;

All notices and other communications given to a party in accordance with the provisions of this Agreement must be in writing and will be deemed to have been given (i) when delivered by hand or email (with evidence of sent email), if received prior to 5:00 p.m. Australian Eastern Standard Time or Australian Eastern Daylight Time (as applicable) on a business day, otherwise on the next business day; (ii) one business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested and received; or (iii) if earlier, upon actual receipt by the party.

15.3	Costs and expenses

Each party must pay its own costs and expenses of negotiating, preparing, signing, delivering and registering this Agreement and any other agreement or document entered into or signed under this Agreement.

15.4	Counterparts

This Agreement may consist of a number of copies on identical terms, each signed by one or more parties to the Agreement.  If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of the Agreement.

15.5	Governing law and jurisdiction

The laws of New South Wales govern this Agreement. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

15.6	Invalidity and severance

(a)	If a provision of this Agreement or a right or remedy of a party under this Agreement is invalid or unenforceable in a particular jurisdiction:

(i)	it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

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(ii)	it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.

(b)	Any term of this Agreement which is wholly or partially void or unenforceable is severed to the extent that it is void or unenforceable. The validity or enforceability of the remainder of this Agreement is not affected.

(c)	This clause is not limited by any other provision of this Agreement in relation to severability, prohibition or enforceability.

15.7	Assignment, novation and other dealings

(a)	A party must not assign or novate this Agreement or otherwise deal with the benefit of it or a right under it, or purport to do so, without the prior written consent of the other party.

(b)	No variation of this Agreement is effective unless made in writing and signed by each parties.

15.8	Waiver

No waiver of a right or remedy under this Agreement is effective unless it is in writing and signed by the party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted.

15.9	Survival and merger

(a)	No term of this Agreement merges on completion of any transaction contemplated by this Agreement.

(b)	Clauses 2.1, 13 and 15 survive termination or expiry of this Agreement together with any other term or clause which is expressed or by its nature is intended to do so.

15.10	Return of Escrow Funds

If the Transaction Closing does not occur within 5 Business Days of the Closing, Vast Parent shall promptly (but not later than 1 Business Day thereafter) return the Promissory Note Purchase Price to the Purchaser by wire transfer of US dollars in immediately available funds to the account specified by the Purchaser.

15.11	Entire agreement

(a)	This Agreement is the entire agreement between the parties about its subject matter and replaces all previous agreements, understandings, representations and warranties about that subject matter.

(b)	Each party represents and warrants that it has not relied on any representations or warranties about the subject matter of this Agreement except as expressly provided in this Agreement.

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Execution page

Executed as an agreement.

HoldCo

Executed by Vast Intermediate HoldCo Pty Ltd (ACN 671 982 666) in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Craig Wood	/s/ Alec Waugh
Signature of director	Signature of director/secretary

Craig Wood	Alec Waugh
Name of director (print)	Name of director/secretary (print)

Vast Parent

Executed by Vast Renewables Limited (ACN 136 258 574) in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Colin Richardson	/s/ Craig Wood
Signature of director	Signature of director/secretary

Colin Richardson	Craig Wood
Name of director (print)	Name of director/secretary (print)

[The remainder of this page is left blank intentionally]

[Execution blocks continue over the page]

Execution page – Note Purchase Agreement

Executed as an agreement (cont.).

Purchaser

Signed for EDF Australia Pacific Pty Ltd (ACN 664 931 079) by its duly authorised officer, in the presence of:

/s/ Trent Wedding	/s/ James Katsikas
Signature of witness	Signature of officer

Trent Wedding	James Katsikas
Name (print)	Name (print)

[The remainder of this page is left blank intentionally]

Execution page – Note Purchase Agreement

Schedule 1             Pre-Closing Restructure

1	Incorporate Vast Intermediate HoldCo Pty Ltd (ACN 671 982 666) (HoldCo) which will be solely owned by Vast Parent.

2	Incorporate Vast Australia HoldCo Pty Ltd (ACN 672 008 972) (Australian Projects HoldCo) which will be solely owned by HoldCo.

3	Transfer the shares in Vast Solar 1 Pty Ltd (Vast Solar 1) from Vast Parent to Australian Projects HoldCo.

4	Transfer the shares in NWQHPP Pty Ltd (Vast Solar 2) from Vast Parent to Australian Projects HoldCo.

5	Transfer the shares in Solar Methanol 1 Pty Ltd (Solar Methanol 1) from Vast Parent to Australian Projects HoldCo.

6	Incorporate Vast Renewables HoldCo Corp. (US HoldCo) which will be solely owned by Vast Parent.

7	Incorporate Vast Renewables Management Services LLC (US Services) which will be solely owned by US HoldCo.

8	Incorporate Vast US Projects HoldCo Corp. (US Projects HoldCo) which will be solely owned by HoldCo.

9	Incorporate El Paso ProjectCo LLC (El Paso ProjectCo) which will be solely owned by US Project HoldCo.

The parties acknowledge that as of the date of this agreement US Projects HoldCo and El Paso ProjectCo have not been incorporated and Vast Parent does not assure that the name of the entities will be as set out above. In the event that the names are not consistent with this Schedule 1, Vast Parent will provide written notice to the Purchaser.

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Schedule 2 Promissory Note

Vast Intermediate HoldCo Pty Ltd
(ACN 671 982 666)

_______________

PROMISSORY NOTE

US$[Promissory Note Purchase Price amount to be inserted]	[●] 2023

For value received, Vast Intermediate HoldCo (ACN 671 982 666), an Australian proprietary company limited by shares, (HoldCo), hereby promises and undertakes to pay to the order of EDF Australia Pacific Pty Ltd (ACN 664 931 079), an Australian proprietary company limited by shares, (Holder), the principal amount of [Promissory Note Purchase Price amount to be inserted]. Interest accrues on the unpaid principal amount plus any interest capitalised (together the Outstanding Principal Amount) on this Promissory Note (this Note) in accordance with clause 3 below. This Note is being issued pursuant to the Note Purchase Agreement, dated 7 December 2023 (the Purchase Agreement), among HoldCo, Vast Parent and the Holder.

This Note is subject to the following terms and conditions:

1	Definitions

For purposes of this Note, the capitalised terms defined in this Note have the meaning given in this Note. Any other capitalised term used but not defined has the meaning given to that term in the Purchase Agreement.

2	Maturity

The Outstanding Principal Amount and any and all accrued (but unpaid) interest under this Note (together, the Due Amount) is due and payable by HoldCo to the Holder on the date that is 5 years from the date of the issuance of the Note (such date, the Maturity Date); provided, however, that the Maturity Date may be extended for a period of two years, at HoldCo’s option by written notice to the Holder. In case of such extension, the Due Amount (which for the avoidance of doubt, includes any and all accrued but unpaid interest accruing during the extension period) is due and payable by HoldCo to the Holder on the date that is 7 years from the date of the issuance of this Note, and that date will be the Maturity Date.

3	Interest

(a)	For the purposes of this clause 3 Interest Rate means, for an Interest Period, a rate equal to 3 percent per annum.

(b)	Interest accrues daily (on the basis of a 365 day year) on the daily balance of the Outstanding Principal Amount for each Interest Period at the Interest Rate.

(c)	On each Interest Capitalisation Date, all interest accrued in respect of this Note during the relevant Interest Period shall be capitalised and form part of the Due Amount and shall be payable at the Maturity Date.

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4	Use of Proceeds

(a)	The proceeds of this Note must be used solely to fund the development and commercialisation of (i) CSP Projects, (ii) CSP Technology and (iii) renewable fuels and other products produced as a result of the use of CSP Technology including sustainable aviation fuel.

(b)	This clause 4 is a material provision of this Note. The failure to remedy a breach of this clause 4 within the time period specified in clause 7(b) of this Note will be an Event of Default.

5	Exchange

(a)	So long as the Exchange Condition has been met and subject to the all of the other terms and conditions of clause 8 of the Purchase Agreement (including without limitation the FIRB condition specified in clause 8(j)), the Holder may at its option elect to exchange all or any portion of the principal amount of the Note and the associated accrued interest on such principal amount then outstanding into Exchange Shares at the Exchange Price (as that price may be amended by clauses 8(d) and 9(c) of the Purchase Agreement) by giving an Exchange Notice to HoldCo (being a notice in the form or substantially in the form of Exhibit A attached hereto (the Exchange Notice), with any partial exchange being in an amount not less than US$2,000,000 (or, if the Due Amount on the Note is less than US$2,000,000, then in an amount equal to the then Due Amount).

(b)	If the Holder is exchanging less than all of the principal amount and associated accrued interest represented by this Note, HoldCo shall promptly deliver to the Holder an Exchange Schedule (being a schedule in the form of Schedule 1 to Exhibit A attached hereto (the Exchange Schedule)) indicating the principal amount and associated accrued interest represented by this Note which has not been exchanged into Exchange Shares.

(c)	The Holder may exercise its right to exchange all or any portion of the principal amount of the Note and the associated accrued interest on such principal amount then outstanding into Exchange Shares on multiple occasions until there is no principal amount of the Note or associated accrued interest on such principal amount then outstanding with any partial exchange being an amount not less than US$2,000,0000 (or, if the principal amount of and interest on the Promissory Note then outstanding is less than US$2,000,000, then in an amount equal to the then outstanding amount).

(d)	The number of Exchange Shares issuable to the Holder upon any exchange hereunder shall be equal to that portion of the outstanding principal amount of the Note and associated accrued interest to be exchanged as identified by the Holder, divided by the Exchange Price on the date of exchange set out in the Exchange Notice given by the Holder (such date being the Exchange Date).

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(e)	Upon and following the announcement of the entry of Vast Parent and/or its shareholders or securityholders into a CoC Agreement to implement a Change of Control (as defined in the Business Combination Agreement), at the election of the Holder, the full Due Amount is exchangeable into Exchange Shares to be issued to the Holder. The Holder will be entitled to make such election within a period of 30 days after the announcement of the entry into the CoC Agreement, after which time the Holder may only make such election if agreed in or permitted by or approved under the CoC Agreement and HoldCo must (and must procure that Vast Parent does) promptly use best endeavours and do all things necessary to enable the Holder to make such election. HoldCo must also procure that Vast Parent announces the entry of Vast Parent and/or its shareholders or securityholders into a CoC Agreement as soon as practicable after such entry and in accordance with all applicable laws and the rules and regulations of Vast Parent’s stock exchange.

(f)	Subject to the occurrence of the circumstance when the Holder may not elect to exchange the Due Amount into Exchange Shares under clause 5(e) (and then only so subject to the extent that the Company Parties have complied with their obligations under clause 5(e) to enable the Holder to make such an election), where the Holder has issued an Exchange Notice:

(i)	HoldCo must ensure that Vast Parent issues to the Holder, as soon as practicable after the Exchange Date (and in any event by the third Trading Day following the Exchange Date, or causes to be issued to the Holder by such date, a customary share certificate or holding statement (and causes the transfer agent to make a book-entry on the Exchange Date) for the Exchange Shares issuable upon such exchange.

(ii)	HoldCo must ensure that that Vast Parent registers the Holder, or causes its transfer agent to enter the Holder, in Vast Parent's register of members as the holder of the Exchange Shares on and with effect on and from the Exchange Date. The Holder shall be deemed to have become the holder of record of such Exchange Shares as of such Exchange Date.

(iii)	The Holder shall deliver the original Note to HoldCo in order to affect an exchange hereunder and, as applicable, HoldCo shall decrease the outstanding balance of the Note appropriately to properly account for the amount exchanged.

(iv)	HoldCo must promptly ensure that an exchange of all or any portion of the principal amount of the Note and the associated accrued interest on such principal amount then outstanding into Exchange Shares occurs in accordance with the terms of this Note after the Holder gives an Exchange Notice (including ensuring that Vast Parent issues and delivers the relevant Exchange Shares and share certificates or holding statements to the Holder and causes the transfer agent to make a book-entry for the Exchange Shares and registers the Holder or causes the transfer agent to enter the Holder in Vast Parent's register of members as the holder of the Exchange Shares on and with effect on and from the Exchange Date).

(v)	HoldCo's obligations to ensure the issue and delivery of Exchange Shares to the Holder upon an exchange of all or any portion of the principal amount of the Note and the associated accrued interest on such principal amount then outstanding in accordance with the terms hereof are absolute and unconditional subject to clause 8 of the Purchase Agreement, and apply irrespective of any action or inaction by the Holder to enforce same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to HoldCo or any other person or any violation or alleged violation of law by the Holder or any other person and irrespective of any other circumstance which might otherwise limit such obligation of HoldCo to the Holder in connection with the issuance and delivery of such Exchange Shares.

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(g)	If Vast Parent, at any time while the Note is outstanding: (i) pays a dividend or otherwise makes a distribution on any class of capital stock or shares that is payable or to be satisfied in ordinary shares, (ii) subdivides outstanding ordinary shares into a larger number of ordinary shares, or (iii) combines outstanding ordinary shares into a smaller number of ordinary shares, or (iv) otherwise undertakes or implements or procures or permits to occur any other Reorganisation Event, then in each such case the Exchange Price shall be multiplied by a fraction of which the numerator shall be the number of ordinary shares outstanding immediately before such event and of which the denominator shall be the number of ordinary shares outstanding immediately after such event. Any adjustment made pursuant to sub-clause (i) of this clause 5(g) shall become effective immediately after the effective date of such dividend or distribution, and any adjustment pursuant to sub-clause (ii) or (iii) or (iv) of this clause 5(g) shall become effective immediately after the effective date of the subdivision or combination or other Reorganisation Event (as applicable).

(h)	Upon the occurrence of each adjustment pursuant to this clause 5, HoldCo, at its expense, will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto. Upon written request by the Holder, HoldCo will deliver a copy of each such certificate to the Holder.

(i)	If during the period the Holder is eligible to exchange the Note, the Vast Parent (i) declares a dividend or other distribution of cash, securities or other property in respect of its ordinary shares, (ii) authorises or publicly approves, or enters into, any agreement contemplating or solicits shareholder approval for a Change of Control (as defined in the Business Combination Agreement) transaction or (iii) publicly authorises the voluntary dissolution, liquidation or winding up of the affairs of Vast Parent, then HoldCo shall deliver to Holder a notice describing the material terms and conditions of such transaction at least 20 calendar days prior to the applicable record or effective date on which a person would need to hold ordinary shares in order to participate in or vote with respect to such transaction, and HoldCo will promptly take all steps and do all things reasonably necessary in order to ensure that the Holder is able to exchange the Note into Exchange Shares prior to such time so as to participate in or vote with respect to such transaction.

(j)	Vast Parent shall not be required to issue or cause to be issued fractional Exchange Shares. If any fraction of an Exchange Share would, except for the provisions of this clause 5, be issuable upon exchange of this Note, the number of Exchange Shares to be issued will be rounded up to the nearest whole share.

(k)	On and from the date of the Purchase Agreement and until the Maturity Date:

(i)	HoldCo undertakes to take, and undertakes to procure the Vast Parent to take, all actions need to maintain any Authorisations and to obtain any additional Authorisations and all other actions as may be required in order to enable the Exchange Shares to be issued to the Holder in accordance with the terms of the Purchase Agreement and this Note; and

Schedule 2 | page | 41

(vi)	upon request by the Holder, HoldCo shall, and must procure that the Vast Parent shall, promptly provide such assistance and information, including providing documentation regarding existing levels of foreign shareholding in Vast Parent, as is reasonably necessary to enable the Holder to make a filing with the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth) to facilitate the issue of Exchange Shares to the Holder and otherwise to obtain any Authorisations required in connection with the issue of Exchange Shares to the Holder.

6	Payment

(a)	All cash payments under this Note must be made in US dollars (or, if requested by the Holder, in Euros at the Promissory Note Exchange Rate), at such place as the Holder may from time to time designate in writing to HoldCo. Other than as otherwise specified or provided for in the Purchase Agreement or this Note, no amount of the Due Amount is payable prior to the Maturity Date.

(b)	If the Holder has not exercised its exchange rights under clause 8(h) of the Purchase Agreement and HoldCo or Vast Parent merges, combines or consolidates with any person, or liquidates, winds up or dissolves (or is liquidated, wound up or dissolved), or otherwise is subject to a Change of Control (as defined in the Business Combination Agreement and, where the relevant transaction(s) is/are in relation to HoldCo, on the basis that and as if HoldCo was the Company for the purposes of the definition of Change of Control in the Business Combination Agreement) in each case whether in a single transaction or in a series of related transactions, except with respect to HoldCo only for (i) any merger or consolidation between HoldCo, its parent or any of its Subsidiaries or (ii) any merger or consolidation where Vast Parent remains the direct or indirect owner of more than 50% of the voting securities of HoldCo and continues to Control the Group following such transaction where in each case HoldCo is the surviving entity of any such transaction to which it is a party, then, without limiting any other right or remedy the Holder may have under the Purchase Agreement, this Note or otherwise, the Holder or Vast Parent may elect (in the case of the Holder making such election, by written notice to HoldCo and, in the case of Vast Parent making such election, by written notice to the Holder and HoldCo) until the date that is 60 days thereafter that all obligations under this Note become immediately due and payable by HoldCo to the Holder, including payment in full by HoldCo to the Holder of all of the Due Amount, in which case all obligations under this Note (including payment in full by HoldCo to the Holder of all of the Due Amount) become immediately due and payable by HoldCo to the Holder upon such election.

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7	Event of Default

If an Event of Default (other than an Event of Default described under clause 7(d) below) occurs and is ongoing, the Holder may, by written notice to HoldCo, declare the Due Amount to be due and payable. Upon such declaration, the Due Amount shall be immediately due and payable. In the event of an Event of Default pursuant to clause 7(d) below, the Due Amount shall be automatically due and payable without any further action of the Holder. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)	HoldCo fails to pay the principal amount or other amounts due under this Note or, subject to clause 8(i) of the Purchase Agreement, fails to issue the Exchange Shares upon exchange of the Note (or upon exchange of all or any portion of the principal amount of and/or interest on this Note then outstanding), on the date the same becomes due and payable or the Exchange Shares are due to be issued (as applicable) under or in connection with the Purchase Agreement or this Note, unless:

(i)	its failure to pay is directly caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event;

(ii)	it has used its best endeavours to avoid or minimise such error or Disruption Event and make such payment on the due date; and

(iii)	payment in full is made or the Exchange Shares are issued within 5 Business Days of its due date or date of issuance, as applicable.

For the purposes of this paragraph (a), a Disruption Event means either or both of:

(i)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Note (or otherwise in order for the transactions contemplated by the Note to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties or any of their related bodies corporate (as defined in the Corporations Act); or

(ii)	the occurrence of any other event which results in a material disruption (of a technical or systems-related nature) to the treasury or payments operations of a party preventing that, or any other party:

(A)	from performing its payment obligations under the Note; or

(B)	from communicating with another party in accordance with the terms of the Note and which (in either case of paragraphs (A) and (B)) is not caused by, and is beyond the control of, the party (or any of its related bodies corporate (as defined in the Corporations Act)) whose operations are disrupted;

(b)	a Company Party fails to comply with any material provision of this Note or the Purchase Agreement (other than a failure to pay the principal amount or other amounts due under this Note) or the Development Agreement, which failure the relevant Company Party has not remedied or otherwise cured to the Holder’s reasonable satisfaction within 20 Business Days of the earlier of the Holder’s written notice of such failure and a Company Party becoming aware of such failure to comply;

(c)	Vast Parent or a Group Member:

(i)	is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts;

Schedule 2 | page | 43

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Holder in its capacity as such) with a view to rescheduling any of its indebtedness; or

(iv)	is otherwise at any time subject to any fact, matter, event or circumstance (or any fact, matter, event or circumstance is at any time in existence or subsisting) which would constitute a breach of any representation or warranty in any of clauses 3.1(h), 3.1(i), 3.1(j), 4.1(g), 4.1(h) or 4.1(i) of the Purchase Agreement if that fact, matter, event or circumstance was in existence or subsisting as at the time at which such representation or warranty is given under clause 3.1 or 4.1 of the Purchase Agreement;

(d)	the Holder exercises its right or gives notice to terminate or withdraw from its obligations under the Development Agreement in accordance with its terms as a result of a material breach by a Company Party thereunder which material breach has not been cured within the time periods (if any) set forth in the Development Agreement (as applicable) to remedy such material breach;

(e)	the Development Agreement has been terminated as a result of a breach by a Company Party thereunder;

(f)	the Development Agreement has been terminated pursuant to its terms or a party exercises a right or gives notice to terminate or withdraw from its obligations under any such agreement in accordance with its terms;

(g)	any Financial Indebtedness of any Group Member is (i) not paid when due within any applicable grace period or (ii) is declared to be or is otherwise capable of being declared as being due and payable prior to its specified maturity date as a result of an event of default or an event of termination (or equivalent, however described), and any applicable grace period or cure period (if any) has elapsed. No Event of Default will occur under this paragraph (g) if:

(i)	the aggregate amount of Financial Indebtedness is less than US$5,000,000 (or its equivalent); or

(ii)	such Financial Indebtedness is owed by one Group Member to another Group Member.

(h)	Vast Parent or a Group Member ceasing to carry on, or disposing of, a substantial part of its business;

(i)	any Security Interest or right of any third party is enforced, or becomes capable of being enforced, against an asset of Vast Parent or any Group Member that has a material adverse effect on the development of a project facility contemplated by the Development Agreement or otherwise has or would have a material adverse effect on HoldCo’s ability to repay the principal amount or other amounts due under this Note on the date the same becomes due and payable or on Vast Parent's ability to pay any amount due under the Parent Company Guarantee on the date the same becomes due and payable;

(j)	a representation or warranty made or repeated by or on behalf of a Company Party under or in connection with the Purchase Agreement, or in a document provided under or in connection with the Purchase Agreement, is not true, accurate or complete or is otherwise misleading in a material respect, in each case, when made or repeated, which failure the relevant Company Party has not remedied or otherwise cured to the Holder’s reasonable satisfaction within 20 Business Days of the earlier of the Holder’s written notice of such failure and a Company Party becoming aware of such failure to comply;

Schedule 2 | page | 44

(k)	any material provision of this Note or the Purchase Agreement is or becomes void, voidable, illegal or unenforceable, any person becomes entitled to terminate, rescind or avoid any material provision of this Note or the Purchase Agreement, or the execution, delivery or performance of this Note or the Purchase Agreement breaches or results in a contravention of any applicable law;

(l)	a Government Agency compulsorily acquires or appropriates all or a material part of the business or the assets of Vast Parent or a Group Member or the shares in Vast Parent or any Group Member;

(m)	a judgement is obtained against Vast Parent or a Group Member for an amount exceeding US$5,000,000 in aggregate (or its foreign currency equivalent) and that judgement is not:

(i) satisfied or stayed within 15 Business Days of the date for payment; or

(ii) being contested by Vast Parent or the relevant Group Member (as applicable) in good faith;

(n)	HoldCo takes any action to reduce its capital, buy back any of its shares or make any of its shares capable of being called up only in certain circumstances (such as by passing a resolution or calling a meeting to consider such a resolution);

(o)	Vast Parent ceases to Control HoldCo;

(p)	Vast Parent or a Group Member is deregistered;

(q)	HoldCo ceases to have the lawful, valid and subsisting right and license to use any Intellectual Property Rights which are necessary for the conduct of its business or the proper development, undertaking and implementation of the CSP Projects or otherwise any Intellectual Property Rights which are necessary for the purposes of and to implement and give full effect to the Development Agreement or any of the transactions that they contemplate, or HoldCo does not or ceases to provide or make available any such Intellectual Property Rights to or for the CSP Projects or any of the entities undertaking, implementing or involved in the CSP Projects, or HoldCo does not or ceases to ensure that all relevant persons (including the Holder and each of the entities undertaking, implementing or involved in the CSP Projects) have the lawful, valid and subsisting right and license to use all such Intellectual Property Rights, in each case as and when and to the extent required for the proper development, undertaking and implementation of the CSP Projects or otherwise as required by or for the purposes of or to implement and give full effect to, and in accordance with, the Development Agreement or any of the transactions that they contemplate;

(r)	any Group Member infringes any right of any person in or wrongfully uses any Intellectual Property Rights, or is determined to infringe any right of any person in or wrongfully use any Intellectual Property Rights; or

(s)	all or a material part or a material provision of the Development Agreement is or becomes void, avoided, illegal, invalid or unenforceable or of limited force and effect.

(t)	any event analogous to the events contemplated in sub-clauses 7 (c), (i), (l) or (m) occurs in respect of any Subsidiary of Vast Parent that is not a Group Member that has or would have a material adverse effect on HoldCo’s ability to repay the principal amount or other amounts due under this Note on the date the same becomes due and payable or on Vast Parent's ability to pay any amount due under the Parent Company Guarantee on the date the same becomes due and payable.

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8	No Security

This Note is an unsecured obligation of HoldCo.

9	Parent Guarantee

The obligations of HoldCo under this Note are guaranteed by Vast Parent, pursuant to the Parent Company Guarantee.

10	Transferability

(a)	Subject to clause 10(c), this Note, and the rights and obligations of the Holder hereunder, may not be assigned, novated or transferred by the Holder, without the prior written consent of HoldCo (which consent must not be unreasonably withheld, delayed or conditioned, and without limitation must be promptly provided by HoldCo where the assignee, novatee or transferee (as applicable) is of reasonable repute and financial standing).

(b)	HoldCo shall keep a register (the Register) in which it maintains a list of each Holder and the principal amount and interest due to each Holder. No assignment shall be effective until recorded by HoldCo in the Register and HoldCo must promptly record in the Register any assignment permitted by or effected pursuant to this clause 10.

(c)	The Holder may at any time by notice to HoldCo freely assign, novate or transfer its rights and obligations under this Note to any related body corporate (as defined in the Corporations Act) of the Holder. Upon notice to HoldCo of such assignment, novation or transfer, HoldCo must promptly register the assignment, novation or transfer (as applicable) in the Register.

11	Miscellaneous

Clause 14 of the Purchase Agreement is incorporated into the Note, mutatis mutandis.

12	Purchase Agreement

This Note is being issued pursuant to the Purchase Agreement and HoldCo and the Holder are each entitled to all of the relevant rights and benefits, and subject to all of the relevant limitations, relating to this Note as provided in the Purchase Agreement, which are hereby incorporated herein by reference as though set forth herein in their entirety.

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Executed as a deed.

Executed by Vast Intermediate HoldCo Pty Ltd (ACN 671 982 666) in accordance with section 127 of the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

[The remainder of this page is left blank intentionally]

[Execution blocks continue over the page]

Schedule 2 | page | 47

Executed as a deed (cont.).

Holder

Executed by EDF Australia Pacific Pty Ltd (ACN 664 931 079) in accordance with section 127 of the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

[The remainder of this page is left blank intentionally]

Schedule 2 | page | 48

EXHIBIT A

EXCHANGE NOTICE

(To be Executed by the Registered Holder
in order to exchange Notes)

The undersigned hereby elects to exchange the principal amount of the Note and the amount of accrued interest associated with such principal amount indicated below, into ordinary shares of Vast Renewables Limited (ACN 136 258 574), as of the date written below. All terms used in this notice shall have the meanings set forth in the Note.

Exchange calculations:
Date to Effect Exchange

Principal amount of Note outstanding prior to Exchange

Principal amount of Note to be Exchanged

Principal amount of Note remaining after Exchange

Accrued Interest associated with principal amount of Note to be Exchanged

DTC Account

Number of Exchange Shares to be Issued

Applicable Exchange Price

Name of Holder

By:
Name:
Title:

Schedule 2 | page | 49

Schedule 1 to Exhibit A

VAST INTERMEDIATE HOLDCO PTY LTD
(ACN 671 982 666)

Promissory Notes

EXCHANGE SCHEDULE

This Exchange Schedule reflects exchanges made under the above referenced Notes.

Dated:

Date of Exchange	Principal Amount of Exchange	Aggregate Principal Amount Remaining Subsequent to Exchange	Applicable Exchange Price

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